SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Talbots, Inc.

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April 23, 2010

ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 2010

Dear Shareholder:

It is a pleasure for us to extend to you a cordial invitation to attend the 2010 Annual Meeting of Shareholders of The Talbots, Inc. to be held at 9:00 a.m. on Thursday, May 20, 2010 at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts. The Notice of the Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter and are first being mailed to shareholders on or about April 26, 2010.

Your vote at the Annual Meeting is important to us and we ask you to vote your shares by following the voting instructions in the enclosed proxy.

We look forward to seeing you at the Annual Meeting.

Sincerely,

TRUDY F. SULLIVAN
President and Chief
Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2010
PROXY STATEMENT
GENERAL
ITEM 1. ELECTION OF DIRECTORS
Corporate Governance
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009
GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2009
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009
PENSION BENEFITS FOR FISCAL 2009
NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2009
POTENTIAL PAYMENTS UPON TERMINATION OR CIC
DIRECTOR COMPENSATION
Report of the Audit Committee
BENEFICIAL OWNERSHIP OF COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
OTHER MATTERS

THE TALBOTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2010

To Talbots Shareholders:

The Annual Meeting of Shareholders of The Talbots, Inc. will be held at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts, on Thursday, May 20, 2010, at 9:00 a.m., for the following purposes:

1.	To elect six directors.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year.

3.	To act upon such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on April 21, 2010 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

RICHARD T. O’CONNELL, JR.
Secretary

April 23, 2010

YOUR VOTE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU HAVE ANY QUESTIONS REGARDING VOTING OR THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, PLEASE CONTACT GEORGESON INC., OUR PROXY SOLICITOR, TOLL-FREE AT 866-857-2624.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on May 20, 2010:
The Proxy Statement and Annual Report to Shareholders are available at
www.thetalbotsinc.com/ir/ir.asp

THE TALBOTS, INC.
One Talbots Drive
Hingham, Massachusetts 02043
www.thetalbotsinc.com

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2010

PROXY STATEMENT

This Proxy Statement is being furnished to the shareholders of The Talbots, Inc. (the “Company”, “Talbots”, “we”, “our”, “ours” and “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 20, 2010, at 9:00 a.m., at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts and at any postponement or adjournment (the “Annual Meeting”). At the Annual Meeting, shareholders are being asked to vote on (1) the election of six directors and (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year.

This Proxy Statement, Notice of Annual Meeting and proxy are first being mailed to shareholders on or about April 26, 2010.

GENERAL

The holders of our shares of Common Stock of record at the close of business on April 21, 2010 are entitled to vote such shares at the Annual Meeting. On April 21, 2010, there were 70,208,147 shares of Common Stock outstanding.

The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting. Our warrant holders do not have voting rights and may not vote on the matters to be presented at the Annual Meeting.

Abstentions and broker non-votes are included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal or voting instructions from the beneficial owner.

Under New York Stock Exchange (“NYSE”) rules, certain proposals, such as the ratification of the appointment of auditors, are considered “routine” matters and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions. For “non-routine” proposals, such as director elections and the approval of equity compensation plans and amendments, brokers may not vote on the proposals unless they have received voting instructions from the beneficial owner.

Due to recent changes under NYSE rules, this year the election of directors will be treated as a “non-routine” proposal. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors unless you expressly provide voting instructions to that firm by voting your proxy. In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization by voting your proxy.

Shares of Common Stock represented by proxies received in time for the Annual Meeting will be voted as specified in the proxy. Unless contrary instructions are given, the proxy will be voted (i) for the election of the Board of Directors’ nominees for director and (ii) for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year. With respect to any other matters properly submitted to shareholders at the Annual Meeting, proxies will be voted as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the proxy holders.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the individuals named as proxies will have discretion to vote on those matters in their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this Proxy Statement, we are not aware of any matters that are to be presented at the Annual Meeting other than the matters stated in the Notice of Meeting accompanying this Proxy Statement.

Shareholders may vote by attending the Annual Meeting and voting in person. In order to attend the Annual Meeting in person, arrive on time at the address listed above with your proxy card and a form of identification. To obtain directions to attend the Annual Meeting, call Investor Relations at 781-741-4500. If you are a beneficial owner of shares held in street name and you want to vote in person at the Annual Meeting, you must contact the bank, broker or other organization that holds your shares in their name prior to the meeting and obtain from them a valid proxy issued by them in your name giving you the right to vote the shares registered in their name.

Shareholders may also vote by using one of three alternative methods:

(1)	by completing and mailing the proxy card; or

(2)	via the Internet, by going to the website www.investorvote.com/TLB and following the instructions for Internet voting on the proxy card; or

(3)	over the telephone, by dialing 1-800-652-VOTE (8683) and following the instructions for telephone voting on the proxy card.

Proxies submitted via the Internet or telephone must be submitted by 11:59 p.m., Eastern Time, on May 19, 2010. Proxies submitted by mail must be received prior to the Annual Meeting.

A proxy may be revoked if, prior to the exercise of the proxy, our Secretary receives either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

If a person is a participant in our 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

This proxy solicitation is being made by our Board of Directors and the expense of preparing, printing, and mailing this Proxy Statement and proxy is being paid by us. In addition to use of the mail, proxies may be solicited personally, by electronic mail, by facsimile, or by telephone by our regular employees without additional compensation. The Company has retained Georgeson Inc. to assist in proxy solicitation for a fee of approximately $8,000 plus expenses. If you have any questions regarding voting or the proposals described in this Proxy Statement, please contact Georgeson Inc. toll-free at 866-857-2624. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of a proxy statement. If requested by phone or in writing, we will promptly provide a separate copy of a proxy statement to a shareholder sharing an address with another shareholder. To notify us, you may write, call, or e-mail Talbots Investor Relations, One Talbots Drive, Hingham, Massachusetts 02043, telephone 781-741-4500 or e-mail investor.relations@talbots.com. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above. You may also access a copy of Talbots annual report and proxy statement on the Investor Relations section of our website, www.thetalbotsinc.com. The information contained on the website is not incorporated by reference in or otherwise considered to be part of this document.

ITEM 1. ELECTION OF DIRECTORS

General.  Our Board of Directors proposes the election of six nominees as directors. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. We have inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.

Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting. Abstentions are not counted as votes cast in determining the plurality required to elect directors. The Board of Directors recommends that shareholders vote for such nominees for director.

Set forth below is a brief description of the background of each nominee for director, including information regarding the experience and skills that led to the nomination of each person for membership on our Board. All nominees are currently serving as our directors. In connection with the April 7, 2010 consummation of our merger with BPW Acquisition Corp. and our related repurchase of AEON (U.S.A.), Inc.’s majority equity stake in our Company, Motoya Okada, Tsutomu Kajita, Yoshihiro Sano and Isao Tsuruta voluntarily resigned from our Board as part of this transaction and are not standing for reelection at this meeting. The Board of Directors wishes to express its deepest gratitude for the wisdom and significant contributions made on Talbots behalf by Mr. Motoya Okada, President of Aeon Co., Ltd., as well as by Mr. Tsutomu Kajita, Mr. Isao Tsuruta and Mr. Yoshihiro Sano during their service on our Board.

GARY M. PFEIFFER

Mr. Pfeiffer, 60, has been a Director since 2004 and Chairman of the Board of Directors since July 2009. Mr. Pfeiffer served as the Secretary of Finance for the State of Delaware from January through June 2009. He served as Senior Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company from 1997 through 2006, when he retired. He also serves as a Director of both Quest Diagnostics, Inc. and Internap Network Services Corporation. He is Chairman of the Audit & Finance Committee and a member of the Compensation, Executive and Governance Committees of Quest Diagnostics, Inc.’s Board of Directors, and he is Chairman of the Audit Committee and a member of the Nominations and Governance Committee of Internap Networks Service Corporation Board of Directors. Mr. Pfeiffer is also the Chairperson of our Compensation Committee and is a member of our Audit Committee, which he previously chaired. With his significant experience as Chief Financial Officer and in other senior executive positions at E. I. du Pont de Nemours and Company, Mr. Pfeiffer brings to our Board of Directors his superior financial, management and leadership ability and extensive knowledge of a wide range of financial, strategic, and operational issues affecting publicly held organizations. These qualities have enabled Mr. Pfeiffer to successfully serve as our Lead Director and, beginning in July 2009, as the Chairman of our Board of Directors during our strategic turnaround process and throughout our strategic merger process with BPW Acquisition Corp.

MARJORIE L. BOWEN

Ms. Bowen, 45, was first appointed a Director effective April 16, 2010. Ms. Bowen held positions of increasing responsibility from 1989 through 2007 at Houlihan Lokey Howard & Zukin, Inc., an international advisory-focused investment banking firm. While at Houlihan Lokey, Ms. Bowen served as a Managing Director, where she advised an extensive number of public company boards of directors, providing transactional and financial advisory services in a wide range of corporate matters, including mergers and acquisitions, debt and equity reorganizations and other financial and strategic transactions, governance and shareholder issues, and shareholder value maximization. Ms. Bowen was also a member of the firm’s Management Committee for Financial Advisory Services. Ms. Bowen currently serves on the board of directors and the compensation and governance committees of Texas Industries, Inc., a publicly traded supplier of heavy construction materials. Ms. Bowen also serves on the board of Euramax International, Inc., Global Aviation Holdings and Vertis, Inc. and holds positions on various board committees at these companies. With over 20 years of corporate financial and transactional experience, much of it focused on advising boards of directors across a broad range of industry sectors, including retail, Ms. Bowen brings to our Board considerable strategic planning expertise, financial and strategic transactional experience, and broad knowledge on financial and governance matters.

JOHN W. GLEESON

Mr. Gleeson, 63, has been a Director since 2004. Mr. Gleeson served as Senior Vice President and Chief Strategy Officer of Walgreen Co. from April 2007 through February 2008, when he retired. From 2004 to April 2007, he served as Senior Vice President, Corporate Strategy and Treasurer of Walgreen Co. and as Treasurer since 2002. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. Mr. Gleeson is Chairman of the Audit Committee and a member of the Corporate Governance and Nominating Committee. Mr. Gleeson’s extensive career in retail, substantial strategic background and leadership abilities, business acumen and considerable expertise and experience in financial matters have added significantly to our Board of Directors and to each of the Committees of the Board of which Mr. Gleeson has been a member since first becoming a Director in 2004. His financial and operating expertise has particularly benefitted our Company in his role as Chairman of our Audit Committee during our strategic turnaround process and throughout our strategic merger process with BPW Acquisition Corp.

ANDREW H. MADSEN

Mr. Madsen, 54, was first appointed a Director effective April 16, 2010. Since November 2004, he has served as President and Chief Operating Officer of Darden Restaurants, Inc., a $7 billion publicly traded restaurant company whose brands include Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. At Darden, Mr. Madsen oversees operations, marketing, including development of core brands, real estate and construction, supply chain and information technology. He has also served on the Darden board of directors since 2004. From March 2002 until November 2004, Mr. Madsen was Senior Vice President and President of Olive Garden and also served as Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002. Mr. Madsen began his career with General Mills, Inc., a leading consumer food products company. He held various management positions throughout his 12 years with the company, including Vice President, New Business Development. Prior to joining Darden in 1998, Mr. Madsen served as President of International Master Publishers, Inc., a direct marketing business. He also served as Vice President and General Manager for two divisions of James River Corporation. Mr. Madsen brings to our Board an extensive management and leadership background in the retail sector, consumer products, and marketing and operational matters affecting large, publicly held organizations. Through his experience, including leadership and operational roles at Darden, he will contribute considerable insight into business opportunities and challenges impacting Talbots such as consumer trends, marketing and branding.

TRUDY F. SULLIVAN

Ms. Sullivan, 60, joined us as our President and Chief Executive Officer and as a director in August 2007. Prior to Talbots, Ms. Sullivan served as President of Liz Claiborne, Inc. from January 2006 until July 2007. Ms. Sullivan joined Liz Claiborne, Inc. in 2001 as Group President of the company’s Casual, Collections, and Elisabeth businesses. She was named Executive Vice President in March 2002. She served in this position until she was named President of Liz Claiborne, Inc. in 2006. Ms. Sullivan has extensive experience and a demonstrated record of success in both the retail and merchandise fields, with specific in-depth experience in the woman’s apparel segment. She brings to our Board of Directors superior skills as our Chief Executive Officer, proven strategic vision and the demonstrated leadership of our organization throughout the recent volatile global economic conditions and the significant liquidity challenges faced by our Company since joining the Company as our Chief Executive Officer in mid-2007. She also contributes significantly to our Board of Directors her extensive retail management experience from her successful leadership positions prior to Talbots. Ms. Sullivan has also successfully led our entire organization in its strategic turnaround and throughout our strategic merger process with BPW Acquisition Corp.

SUSAN M. SWAIN

Ms. Swain, 55, has been a Director since 2001. She has been President and Co-Chief Operating Officer of C-SPAN, a multichannel national distributer (TV, radio, internet) of public affairs content, since December 2006. From 1995 to 2006, Ms. Swain served as Executive Vice President and Co-Chief Operating Officer of C-SPAN. Ms. Swain also serves as an officer of National Cable Satellite Corporation, as a Director of the C-SPAN Education Foundation and as a member of the Executive Committee of the National Press Foundation. Ms. Swain is

Chairperson of the Corporate Governance and Nominating Committee, a member of the Audit Committee, and a member of the Compensation Committee, and served as our presiding director from May 2005 until May 2007. As President and Co-Chief Operating Officer of C-SPAN, Ms. Swain has contributed greatly to our Board of Directors and to the Committees of the Board on which she has served since first joining our Board in 2001. Ms Swain brings substantial expertise and experience in the areas of governance and compliance, leadership of large organizations, succession planning, and multichannel operations. Ms. Swain also brings experience in overseeing the business affairs of a large organization, which has made her particularly qualified to serve as Chairperson of our Corporate Governance and Nominating Committee as well as a member of our Audit Committee and Compensation Committee. Ms. Swain’s expertise in building and managing a national brand and in strategic planning, with a special emphasis on a national broadband transition, significantly add to the breadth of experience and expertise of our Board, particularly during our strategic turnaround process and throughout our strategic merger process with BPW Acquisition Corp.

Corporate Governance

We maintain sound principles of corporate governance which promote honest, responsible, and ethical business practices. The Corporate Governance and Nominating Committee and the Board of Directors conduct regular reviews of these practices, which include comparing current governance policies and practices with those suggested by corporate governance authorities and with the practices of other public companies.

2010 Corporate Governances Changes.  The Company’s corporate governance structure underwent a number of changes in early 2010. These changes arose in connection with our merger with BPW Acquisition Corp. (“BPW”), which resulted in a change in the ownership structure of Talbots. On December 8, 2009, Talbots and BPW entered into a merger agreement, as amended (the “BPW Merger Agreement”), which provided for the merger of BPW with and into a wholly-owned subsidiary of Talbots (the “BPW Merger”). In connection with the BPW Merger Agreement, on December 8, 2009, Talbots and BPW entered into a Repurchase, Repayment and Support Agreement with our then majority shareholder, AEON (U.S.A.), Inc. (“AEON (U.S.A.)”), and AEON Co., Ltd., the parent of AEON (U.S.A.) (“AEON”). Under the terms of this agreement, AEON agreed to sell to Talbots its majority equity stake in Talbots in exchange for an aggregate of one million warrants to purchase shares of Talbots’ common stock. In the BPW Merger, all our outstanding debt owed to AEON and AEON (U.S.A.) was also repaid. Additionally, as referenced above, Messrs. Okada, Kajita, Sano and Tsuruta voluntarily resigned from the Board as part of this transaction. Further information regarding the structure of the BPW Merger and the related transactions is contained in the final prospectuses, as amended and supplemented, filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to rule 424(b)(3) in connection with the BPW Merger and the offer by the Company to exchange warrants to acquire shares of the common stock of BPW for shares of the Common Stock of the Company or warrants to acquire shares of the Common Stock of the Company. Further information regarding the final allocations of the merger consideration and exchange offer consideration is contained in the Forms 8-K and amendments to Schedule TO filed by the Company with the SEC on April 8, 2010 and April 12, 2010.

The closing of the BPW Merger and the repurchase of AEON’s shares occurred on April 7, 2010. As a result, Talbots is no longer a majority-owned company and is no longer a “controlled company” as defined under NYSE rules. Therefore, we are no longer exempt from certain NYSE rules regarding independence of Board and Committee members, and as further described below, a majority of our Board of Directors is independent in accordance with NYSE standards of independence, as adopted by the Company, and each of the members of our Compensation Committee and our Corporate Governance and Nominating Committee is independent in accordance with NYSE standards of independence, as adopted by the Company.

Further, in connection with the BPW Merger, in January 2010, a purported Talbots common shareholder filed a putative class and derivative action captioned Campbell v. The Talbots, Inc., et al., C.A. No. 5199-VCS, in the Court of Chancery of the State of Delaware against Talbots, the Talbots Board, AEON (U.S.A.), BPW and certain other parties. Among other things, the complaint alleges (i) breaches of fiduciary duties against Talbots’ directors and AEON, (ii) aiding and abetting breaches of fiduciary duties and violation of agency duties against Perella Weinberg Partners Acquisition LP, (iii) that the BPW Merger violated certain sections of the Delaware General Corporation Law and Talbots’ by-laws and (iv) that Talbots’ agreement to indemnify BPW and Perella Weinberg Partners

Acquisition LP for certain losses incurred in connection with the BPW Merger was invalid under the Delaware General Corporation Law. On these bases, the plaintiff originally sought injunctive, declaratory, and monetary relief, and filed with the complaint a concurrent motion for a preliminary injunction seeking to enjoin the consummation of the BPW Merger and related transactions. On March 6, 2010, two days before defendants were scheduled to submit their papers in opposition to the motion for a preliminary injunction, a stipulation entered into by all parties to the litigation (the “Stipulation”) was filed in the Court of Chancery, pursuant to which the plaintiff withdrew his motion for a preliminary injunction to enjoin consummation of the proposed merger and, in exchange, Talbots agreed to implement and maintain certain corporate governance measures until at least the 2013 Annual Meeting of Shareholders, subject to the terms and conditions specified in the Stipulation, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by Talbots on March 9, 2010.

In the Stipulation, the Company agreed to the following corporate governance measures: the Board will not propose an amendment to our certificate of incorporation to either implement a classified board or to eliminate the right to act by consent or to require shareholder action by a supermajority or unanimous written consent; our by-laws will be amended to limit the number of directors to ten, a majority of which shall be independent; all of our directors will stand for election at the 2010 Annual Meeting; the Corporate Governance and Nominating Committee will review prior to the 2010 Annual Meeting whether directors and committee chairmen will be rotated among standing committees such as Audit, Corporate Governance and Nominating and Compensation, and add or substitute on these committees directors who are newly appointed or elected as the Board determines to be appropriate; the Board will maintain the separation between the positions of Board Chairman and CEO and will designate an independent lead director to preside in the absence of the Board Chairman; mandatory share ownership guidelines for directors will be maintained; there will be no option or warrant repricing or exchange under our equity incentive plans for employees and/or directors without stockholder approval; our by-laws will be amended to provide a majority of the entire Board constitutes a quorum and to remove the requirement for the affirmative vote of a majority of the entire Board for certain specified actions; and our by-laws will be amended to require that director equity incentive compensation must be issued pursuant to a stockholder-approved plan. To the extent relevant, these revised corporate governance measures are described below. For additional information regarding the BPW Merger and related transactions, see Talbots’ Amended Notice of Stockholder Action By Written Consent, which, pursuant to the Stipulation and § 228(e) of the Delaware General Corporation Law, was sent to Talbots stockholders on March 19, 2010 and filed the same day with the SEC on Form 425.

Board and Committee Meetings; Director Attendance Policy.  In fiscal 2009, the Board held sixteen meetings; the Audit Committee held forty-two meetings; the Compensation Committee held six meetings; and the Corporate Governance and Nominating Committee held two meetings. Each member of the Board of Directors during fiscal 2009 attended at least seventy-five percent of the Board and committee meetings of which they were members.

Our director attendance policy is that all directors should attend each year’s annual meeting. All of the directors serving on the Board at the time of our 2009 Annual Meeting of Shareholders were in attendance at that meeting.

Board Independence and Composition.  The Board complies with and has adopted both the independence criteria established by the NYSE for determining director independence and the independence standards of the NYSE and the SEC for determining the independence of all Audit Committee members. In determining the independence of its members, the Board considers all relevant facts and circumstances, including the materiality of any relationship of a director with the Company or any affiliate or with any member of executive management, from both the director’s standpoint as well as that of persons or organizations with which the director may have an affiliation. The Board assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional, or other relationship or affiliation of such director with the Company.

Based on its review, the Board has affirmatively determined that Ms. Bowen, Mr. Gleeson, Mr. Madsen, Mr. Pfeiffer and Ms. Swain are all independent directors. Ms. Bowen, Mr. Gleeson, Mr. Madsen, Mr. Pfeiffer and Ms. Swain did not engage in any transactions, relationships, or arrangements involving or relating to the Company that, in the Board’s review, affected the determination of his or her independence or required specific Board review consideration or examination.

Board Leadership Structure.  Pursuant to our current Corporate Governance Guidelines, our Board Chairman is required to be an independent director, and the roles of CEO and Chairman may not be held by one individual.

Historically our former chief executive officer had held the role of Board Chairman. However, since our former chief executive officer’s retirement in 2007, the position of Board Chairman has been held only by a non-management director. Tsutomu Kajita, one of our former non-management directors and an AEON executive, held the Chairman position from July 2008 until July 2009, at which time Gary M. Pfeiffer, one of our independent directors and our Lead Director, assumed the role. At that time, AEON had become a significant creditor of the Company, and as a matter of good corporate governance, the Board felt it appropriate to appoint an independent director to the Chairman position. Mr. Pfeiffer is our current Board Chairman.

The Company feels this structure is appropriate at this time because it is beneficial to have an independent chairman whose responsibility to the Board is leading the Board and focusing on the Board’s oversight responsibilities while allowing our CEO to focus on the day-to-day operations of the Company and strengthening our business as we continue our strategic turnaround. As agreed in the Stipulation, the offices of Chairman of the Board and CEO will continue to be separated at least until the 2013 Annual Meeting of Shareholders.

Board Chairman and Lead Director.  At the time of Mr. Kajita’s appointment to the Board Chairman position in July 2008, the Board also created the position of independent Lead Director, which replaced the responsibilities of our former “presiding director” position. The position was created to provide a balanced leadership structure, as Mr. Kajita was not an independent member of the Board. From July 2008 until July 2009, Mr. Pfeiffer served as our independent Lead Director while Mr. Kajita served as our Board Chairman. Upon Mr. Pfeiffer’s assumption of the Chairman role, the Board determined that Mr. Pfeiffer would carry out his responsibilities as Lead Director through his position as Chairman and that no separate appointment of a new Lead Director was necessary.

In March 2010, the Company agreed under the Stipulation that in addition to having a separate Chairman of the Board and CEO, it would also maintain the position of Lead Director to preside in the absence of our Board Chairman. Under our current corporate governance policies, the roles of Lead Director and Board Chairman may not be held by the same individual. At the Board’s regularly scheduled May meeting, it is anticipated that one of our independent directors (other than Mr. Pfeiffer) will be designated by our independent directors to serve as our Lead Director. The responsibilities of our Board Chairman and Lead Director are described below.

Our Board Chairman is responsible for: (a) preparing the formal agendas and schedules for Board meetings in consultation with the other Board members and Company management, as appropriate; (b) ensuring, in conjunction with management, that all meeting materials and information are sufficient and are distributed to Board members appropriately in advance of meetings; (c) serving as the liaison among Board members, including the independent directors, as well as between the Board and our CEO and other senior members of management; (d) communicating with our CEO and, as applicable, other senior officers and regularly reporting to the full Board on such communications; (e) convening and calling meetings of the independent directors; and (f) such other responsibilities as the Board may establish or request from time to time.

The Lead Director will be responsible for (i) in the absence of or as requested by the Board Chairman, presiding at meetings of shareholders, of the Board and of the independent directors; and (ii) such other responsibilities as may be designated to the Lead Director in our Corporate Governance Guidelines or by-laws or as the Board or Board Chairman may establish or request from time to time.

Executive Sessions.  The Board’s independent directors meet in executive sessions periodically each year, generally at the time of each Board meeting held in person. The Board Chairman presides at these executive sessions. Any director may provide the Board Chairman with suggested agenda items for discussion at executive sessions.

Audit Committee.  Mr. Gleeson (Chairperson), Mr. Pfeiffer, and Ms. Swain are the current members of the Audit Committee. The Board has determined that each member of the Audit Committee is independent in accordance with the NYSE listing standards, our Corporate Governance Guidelines, and Section 10A-3 of the

Securities Exchange Act and is financially literate in accordance with NYSE standards. The Board has also determined that Mr. Pfeiffer qualifies as an “audit committee financial expert” in accordance with SEC rules.

The principal functions of the Audit Committee include assisting the Board in the oversight of our financial reporting practices, internal control over financial reporting, and the audit process; and overseeing the integrity and objectivity of our financial reporting. Our Audit Committee is also charged with reviewing and approving, as appropriate, all material transactions with affiliated entities or other related parties and, in this capacity, one of the Audit Committee’s principal functions in fiscal 2009 was its review of the BPW Merger and related transactions as well as related party debt transactions with AEON, as described under “Transactions With Related Persons” below. From time to time, the Committee may, when appropriate, delegate authority to one or more of its members.

The Audit Committee, on behalf of the Board, is also responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including operational risk, financial risk, credit risk and liquidity risk. The Board and the Audit Committee focus on the most significant risks facing the Company as well as the Company’s general risk management strategy and also seek to ensure that risks undertaken by the Company are consistent with the Board’s approach to risk. While the Audit Committee and the Board oversee the Company’s risk management, Company management is primarily responsible for day-to-day risk management processes and reports to the full Board or the Audit Committee regarding these processes. We believe this division of responsibility is the most effective approach for addressing the Company’s risk management.

Compensation Committee.  Mr. Pfeiffer (Chairperson) and Ms. Swain are the current members of the Compensation Committee, which consists entirely of independent members. Mr. Pfeiffer and Ms. Swain also qualify as “non-employee” directors for purposes of Section 16 of the Securities Exchange Act of 1934 and as “outside directors” for purposes of Internal Revenue Code Section 162(m). Our former director Mr. Kajita also served on the Compensation Committee during fiscal 2009 and, as described above, voluntarily resigned from the Board and his position on the Committee in April 2010 as part of the BPW Merger. The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, will appoint a third independent member to the Committee in the future.

The Role of the Compensation Committee.  The Compensation Committee is appointed by the Board. The Committee evaluates, determines and approves the compensation of our Chief Executive Officer and all of our other executive officers. The Committee also administers our equity plan and approves all equity awards to executive officers. Additionally, the Committee is responsible for considering and approving annual incentive compensation opportunities and any special incentive arrangements as well as for establishing performance goals and financial targets for our executive officers under our incentive programs and for determining incentive awards actually earned by our executive officers each year. The Committee also has overall responsibility for performing an ongoing review of our executive compensation practices and arrangements.

Committee Process and Role of Management.  The Compensation Committee generally holds a minimum of two regularly scheduled in person meetings per year and additional meetings as appropriate either in person or by telephone. Generally, the Compensation Committee Chair works with management in establishing the agenda for Committee meetings. Management also prepares and submits information during the course of the year for the consideration of the Committee, such as proposed recommendations for annual or special incentive compensation programs, proposed incentive performance measures and financial targets, proposed recommendations for salary increases and proposed equity award allocations for executive officers and other senior management, management’s performance evaluations of executive officers and other senior management, and other data and information requested by the Committee.

Although many of the compensation decisions are made during the Committee’s annual review process, the compensation planning process spans throughout the year. The Committee reviews and approves our goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluates our Chief Executive Officer’s performance in light of those goals and objectives at least once each year. The Committee also determines our Chief Executive Officer’s annual, short-term and long-term compensation, including all incentive compensation and equity-based compensation. The Committee also reviews, together with our Chief Executive Officer, and approves base salary, other incentive compensation programs and arrangements and long-term equity-based compensation of all of our other executive officers.

The Committee may, when appropriate, delegate authority to one or more of its members to, for example, assist in the negotiation of employment agreements for new executives or amendments to existing executive employment agreements subject to final Committee approval. Members of management also generally participate in this process to assist the Committee or its delegates.

Committee Advisors.  The Compensation Committee charter grants the Compensation Committee full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. The compensation consultant retained by the Committee reports directly to the Compensation Committee. Pearl Meyer & Partners has acted as outside compensation consultant to the Committee since 2002. Pearl Meyer & Partners does not provide any services to the Company beyond those related to executive and director compensation.

Our management has historically retained Towers Watson & Co. (formerly Watson Wyatt Worldwide, Inc.) for advisory services concerning executive compensation matters, including plan documents, compensation recommendations, comparative compensation data, regulatory and tax issues related to our compensation programs, and actuarial work and plan structure for our retirement plans. Our management also uses other compensation firms from time to time to obtain compensation market data and marketplace trends and in connection with targeted compensation recommendations, proposed programs and arrangements, and other compensation matters. The results, proposals or recommendations from this process are then reviewed with the Compensation Committee.

Compensation Risk Assessment.  We believe that the performance goals and incentive plan structures generally established under our annual and long-term incentive programs, as may be established from time to time, would not contribute to excessive risk by our senior executives or by our employees. The approved goals under our annual and long-term incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed with our Board. In addition, significant business decisions and our ongoing financial and operating results, upon which our incentive performance goals and awards are based, are reviewed and discussed with our Board throughout the year. Further, incentive awards are generally made based on a review of achievement against both financial and non-financial performance, which we believe lessens the risk associated with relying on any single financial metric. We believe these factors encourage our executives to manage in a prudent manner, with an emphasis on building sustainable value.

Fiscal 2009 Compensation Decisions.  For 2009, in connection with our strategic turnaround program, the Compensation Committee did not approve any merit increases in base salaries (other than in connection with promotion or significant changes in responsibilities) or any increase in target annual incentive opportunity levels for any of our executive officers. The Committee also reduced the values of our annual equity awards to our executive officers. Following the end of 2009, as a result of and in connection with the Company’s entering into the BPW merger transactions in December 2009, the Committee approved 2009 annual incentive and retention awards payable upon consummation and completion of the BPW merger transactions. These arrangements are discussed below in the Compensation Discussion and Analysis.

Director Compensation Process.  A discussion of our director compensation program is included in the “Director Compensation” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation.  During fiscal 2009, Mr. Pfeiffer, Ms. Swain and our former Board member, Mr. Kajita served on the Compensation Committee. Mr. Kajita is an officer of AEON. The “Transactions with Related Persons” section of this Proxy Statement includes a description of certain transactions during fiscal 2009 and thereafter between us and certain AEON entities.

Corporate Governance and Nominating Committee.  Ms. Swain (Chairperson) and Mr. Gleeson are the current members of the Corporate Governance and Nominating Committee, which consists entirely of independent members. Our former director Mr. Okada also served on the Corporate Governance and Nominating Committee during fiscal 2009 and, as described above, voluntarily resigned from the Board and his position on the Committee in April 2010 as part of the BPW Merger. The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, will appoint a third independent member to the Committee in the future.

The principal functions of the Corporate Governance and Nominating Committee include:

•	regularly assessing and recommending corporate governance policies and practices to the Board;

•	assessing the operation and performance of the Board’s various committees, and reporting the results of these assessments to the Board;

•	reviewing and making recommendations to the Board with respect to compensation of non-management directors (the Committee also has the authority to obtain advice and assistance from outside advisors to assist with this assessment and recommendation process); and

•	identifying, screening, and recommending certain potential director candidates to the Board.

Our directors play a critical role in guiding our long-term business strategy and in overseeing our management. In identifying acceptable potential director candidates, the Committee seeks input from Board members and other sources so that a variety of viewpoints are considered. The Committee may also engage independent search firms to assist in identifying potential director candidates; however, the Committee ultimately determines which candidates are to be recommended to the Board for approval. Following our entry into the BPW Merger Agreement in December 2009, members of our Committee worked with an independent search firm to identify our recently appointed directors, Ms. Bowen and Mr. Madsen.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, the Committee considers:

•	the appropriate mix of educational and professional background and business experience to make a significant contribution to the overall composition of the Board;

•	global business and social perspective;

•	if applicable, whether the candidate would be considered an audit committee financial expert or independent under SEC and NYSE rules and any of our additional independence standards;

•	demonstrated character and integrity consistent with our image and reputation;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board; and

•	availability for the substantial duties and responsibilities of a director.

The Committee also considers other appropriate factors including the current composition of the Board and evaluations of prospective candidates. While the Board has not adopted a formal diversity policy with regard to the selection of director nominees and identifies qualified potential candidates without regard to any candidate’s race, religion, gender, national origin or other protected category, diversity is one of the factors considered by the Committee in identifying director nominees. The Committee recognizes that individual candidates have unique strengths, and no one factor or qualification outweighs all others. As part of the director identification process, the Committee evaluates how a particular candidate would contribute to and strengthen the overall balance of the Board’s perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to the Company’s business, thereby strengthening the diversity of the Board. In terms of personal diversity, the Committee seeks directors who are committed to ensuring that the organization as a whole values diversity and will increase the diversity of the Board in all respects. On an annual basis, as part of its self-assessment, the Committee and the Board review the overall functioning of the Board.

Ms. Bowen and Mr. Madsen were appointed as directors in April 2010 and are standing for election by shareholders for the first time at this Annual Meeting. They were each recommended to the Board by the Corporate Governance and Nominating Committee after an extensive search which included an initial selection of potential candidates by a nationally recognized independent search firm retained by the Committee, for which we paid a fee, to assist it in identifying and evaluating potential candidates. Pursuant to the terms of our BPW Merger Agreement we agreed to appoint certain additional directors to the Board to be mutually agreed upon by our Audit Committee and BPW. Ms. Bowen and Mr. Madsen comprise two of these additional directors. These individuals were approved by the Audit Committee and by BPW. The Board intends to continue to consider potential candidates and may appoint one additional director in the future as part of this process. In connection with these appointments and our new Board composition, our committee memberships and rotation of members and chairpersons will be assessed prior to the time of the 2010 Annual Meeting, and based on that assessment, the Committee will assess and may recommend changes in membership as appropriate. As part of this assessment, the Committee will assess and determine the qualifications of each of these two new directors in connection with one or more of our existing standing committees.

The Committee will consider director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee should submit the recommendation to The Talbots, Inc. Corporate Governance and Nominating Committee, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043, in writing, not less than 120 days nor more than 150 days prior to the annual meeting date (determined based on the same date as the previous year’s annual meeting). Shareholders may nominate director candidates by following the procedures set forth in Section 1.11 of our by-laws and the Committee’s Policy Regarding the Selection of New Director Candidates and Shareholder Nomination of Director Candidates (which can be found on the Investor Relations section of our website located at www.thetalbotsinc.com). The request must be accompanied by certain information concerning the director candidate and the recommending shareholder, as required by Section 1.11 of the by-laws for shareholder nominations for director. The Committee may also request additional background or other information.

Committee Charters.  The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee each operate pursuant to a written charter adopted by the Board. Each Committee reviews its charter at least annually. Each charter is available at the Investor Relations section of our website located at www.thetalbotsinc.com. Information contained on the website is not incorporated by reference or otherwise considered part of this document.

Corporate Governance and Business Conduct.  We are committed to high standards of corporate governance and ethical behavior. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted our Corporate Governance Guidelines to assist the Board in providing experience, strategic guidance, and oversight to us and our shareholders.

The Corporate Governance Guidelines establish corporate governance policies and principles with respect to the role of the Board, meetings of the Board, Board composition and selection, director responsibilities, agenda for Board meetings, executive sessions, director orientation and continuing education, related party transactions review, legal compliance policies, strategic planning, types and composition of Board committees, Board and committee authority to engage independent advisors, director access to management, director compensation, management evaluation, management succession planning, and Board and committee evaluations. The Corporate Governance Guidelines are available at the Investor Relations section of our website located at www.thetalbotsinc.com.

We have adopted a Code of Business Conduct and Ethics which applies to our principal executive officer, principal financial officer and principal accounting officer as well as all of our other officers, directors, and associates. The Code addresses conflicts of interest, use of our assets, fair dealing and competition, accurate recordkeeping, financial disclosure, and compliance with applicable laws, rules and regulations. The Code is available at the Investor Relations section of our website located at www.thetalbotsinc.com. We will disclose any substantive amendments to the Code as well as any waivers from provisions of the Code made with respect to our principal executive officer, principal financial officer, principal accounting officer, and any other executive officer or any director at the same location on our website.

Shareholder Communications Process.  The Board maintains a process for shareholders or other interested parties to communicate with the Board of Directors or with the Chairman of the Board of Directors or with the non-management or independent directors as a group. Shareholders wishing to communicate with the Board of Directors or with the Chairman of the Board of Directors or with non-management or independent directors should send any communication to The Talbots, Inc. Board of Directors, c/o Corporate Secretary/Legal Department, One Talbots Drive, Hingham, Massachusetts 02043. Any such communications should state the number of shares owned by the shareholder or, if the person submitting the communication is not a shareholder and is submitting the communication as an interested party, the nature of the person’s interest in Talbots.

Our Corporate Secretary will forward such communications to the Board of Directors or to the Board Chairman or to the non-management or independent directors as appropriate. All such communications will be kept confidential to the extent possible. Our Corporate Secretary, however, may discard any communication not related to the duties or responsibilities of the Board or the non-management or independent directors, including personal or similar grievances, shareholder proposals or related communications which are not submitted in accordance with our procedures for shareholder proposals, and abusive or inappropriate communications. Our Corporate Secretary will maintain a log and copies of all communications directed to the Board, the Board Chairman and the non-management or independent directors, for their inspection and review, and will periodically review the log and all such communications with the Board, the Board Chairman, and the non-management or independent directors.

Transactions with Related Persons

Policy and Procedures.  Our practice and policy is to review all material related party transactions. The Audit Committee of the Board, which consists entirely of independent directors, reviews any transaction in which we or our subsidiaries are participating, the amounts involved are material, and we are aware that an affiliate of ours or other related person may have a direct or indirect material interest in the transaction. The Audit Committee will consider the facts and circumstances and will approve or ratify a transaction if the Audit Committee considers it appropriate and in our and our shareholders’ interest.

We have also established a process by which the financial interest of any officer at the level of Vice President or above in any transaction involving Talbots must be reviewed and approved by a designated member of management, as described below.

Compensation of executive officers is reviewed, administered and approved by the Compensation Committee and for directors is reviewed and administered by the Corporate Governance and Nominating Committee and approved by the Board of Directors.

Our related person practices and policies are included in the corporate governance documents. Under our Code of Business Conduct and Ethics, the Board or a Board committee must approve any direct or indirect financial interest of our Chief Executive Officer in a transaction involving Talbots. It further requires that: (i) the Chief Executive Officer, Senior Vice President, Investor and Media Relations and the Legal Department must approve any direct or indirect financial interest of any executive officer in any transaction involving Talbots; (ii) the Chief Operating Officer/Chief Financial Officer and the Legal Department must approve any direct or indirect financial interest of any Senior Vice President or the Vice President, Financial Planning and Analysis in any transaction involving Talbots; and (iii) either the Chief Operating Officer/Chief Financial Officer or the Legal Department must approve any direct or indirect financial interest of any of our other Vice Presidents in any transaction involving Talbots.

The Audit Committee has the responsibility under the Audit Committee Charter to review and approve any material transaction with affiliated entities or other related parties.

The Corporate Governance Guidelines require that any proposed business relationship between the Company and one of our directors must be reviewed by the Board or the Audit Committee, including instances where the proposed relationship will be between Talbots and an entity in which a Company director has a material direct or indirect interest. Under our Corporate Governance Guidelines, each director has the responsibility to exercise informed business judgment and to act in our and our shareholders’ interests.

Copies of our Code of Business Conduct and Ethics, Audit Committee Charter and Corporate Governance Guidelines are available at the Investor Relations section of our website located at www.thetalbotsinc.com.

Certain Transactions with Related Persons.  Beginning in 1995, we established a stock repurchase program under which we have repurchased shares of our Common Stock in the open market from time to time. When we made these open market purchases, AEON (U.S.A.), our former majority shareholder, could commit to participating in the stock repurchase program on a pro rata basis in order to maintain substantially the same percentage of our stock ownership between AEON (U.S.A.) and the public shareholders. During fiscal 2008 and 2009, no shares were repurchased from AEON (U.S.A.).

We had an advisory services agreement with AEON (U.S.A.) under which AEON (U.S.A.) provided strategic planning and related advisory services to us. AEON (U.S.A.) also maintained a working relationship on our behalf with Japanese banks and other financial institutions as part of this agreement. AEON (U.S.A.) received an annual fee of $0.25 million plus expenses for these services each year since our 1993 initial public offering. In connection with the closing of the BPW Merger, this agreement has been terminated. During fiscal 2009, we incurred approximately $0.1 million (including benefits) for services provided by our employee whose duties primarily related to the administration of our debt agreements with our Japanese lenders and certain accounting services required as a result of our inclusion in AEON (U.S.A.)’s consolidated group. We also provided certain other routine tax and accounting services to AEON (U.S.A.) which are immaterial in amount.

We have a service agreement with Talbots Japan Co., Ltd., a subsidiary of AEON. Under this agreement, we provide Talbots Japan requested services on a cost reimbursement basis. The services provided by us to Talbots Japan are primarily in the merchandising and import operations areas. We also make our merchandising and store management information systems available to Talbots Japan. Our direct costs related to this arrangement are charged back to Talbots Japan. The amount billed by us to Talbots Japan relating to fiscal 2009 for these services and information systems was approximately $0.4 million. Also in fiscal 2009, Talbots Japan purchased $4.6 million of our merchandise for sale in Talbots Japan stores. Payment terms to Talbots Japan under these arrangements are net-30 days. Interest at a rate equal to the Internal Revenue Service monthly short-term applicable federal rate accrues on amounts outstanding more than 30 days after the original invoice date. Talbots Japan was current on their outstanding invoices during fiscal 2009, therefore eliminating the interest calculation for invoices outstanding past 30 days. The largest amount outstanding during fiscal 2009 was $1.2 million. During fiscal 2009, Talbots Japan paid us a total of $5.2 million. On February 28, 2010, $0.7 million was due from Talbots Japan.

In connection with our 1993 initial public offering, we, through our wholly owned subsidiary, The Classics Chicago, Inc. (which was merged into The Talbots Group, Limited Partnership, a wholly owned subsidiary of Talbots, in fiscal 2007), purchased the Talbots trade name and certain other trademarks (the “Trademarks”) in all countries of the world (which we refer to as the territory) excluding Australia, New Zealand, Japan, China and certain other Asian countries (which we refer to as the excluded countries) from a subsidiary of AEON. Under the purchase agreement, The Talbots Group, Limited Partnership (as successor in interest to The Classics Chicago, Inc.) has the non-exclusive right, for a royalty equal to 1% of net catalog sales in the excluded countries, to distribute catalogs bearing the Trademarks and to make catalog sales in the excluded countries. This right may be terminated by AEON with four months notice. Talbots Japan is the non-exclusive licensee of the Trademarks in Japan and the other excluded countries. Under the agreement, AEON retained an approval right for any assignment by The Talbots Group, Limited Partnership of rights in the Trademarks in the territory. This retained right may be purchased by The Talbots Group, Limited Partnership should AEON attempt to sell or transfer its retained right or should AEON cease to own a majority of our voting stock. In such cases, The Talbots Group, Limited Partnership could purchase AEON’s retained right for the fair market value of such retained right or $2.0 million, whichever is less.

At the time of our 1993 initial public offering, AEON (U.S.A.) entered into a shareholder’s agreement with us. Under this agreement, we provided AEON (U.S.A.) with one demand registration right per year, subject to certain limitations. If AEON (U.S.A.) exercised its demand registration right, we would be required to register for resale under the Securities Act some or all of our Common Stock beneficially owned by AEON (U.S.A.). The agreement also provided that if we proposed to register shares of Common Stock under the Securities Act for resale for our own account, AEON (U.S.A.) would have a right to request that we register AEON (U.S.A.)’s shares of our Common Stock; AEON (U.S.A.) would bear any incremental cost of registering its shares in such offering; and we and AEON (U.S.A.) would indemnify each other against certain liabilities under the Securities Act in connection with any such registration.

Credit Facilities with AEON

As described above, we merged with BPW on April 7, 2010. On that date, we also entered into a senior secured revolving credit agreement with a third party lender which provided us with borrowing capacity up to

$200.0 million. The proceeds from the BPW Merger, this credit facility and our own cash resources were used on April 7, 2010 to repay all outstanding principal indebtedness ($486.5 million) plus accrued interest and costs under our credit facilities with AEON and AEON (U.S.A.), as described below.

$250.0 Million Secured Revolving Loan Facility with AEON — On December 28, 2009, we executed an Amended and Restated Secured Revolving Loan Agreement with AEON (the “Amended Facility”), which amended and restated the $150.0 million secured revolving loan facility executed with AEON in April 2009. Under the terms of the Amended Facility, the principal amount of the earlier $150.0 million secured credit facility was increased to $250.0 million. We could use funds borrowed under the Amended Facility solely to repay our outstanding third party bank indebtedness plus interest and other costs, to fund working capital and other general corporate purposes up to $10.0 million subject to satisfaction of all borrowing conditions and availability under the Amended Facility, and to pay related fees and expenses associated with the Amended Facility. The Amended Facility was provided pursuant to AEON’s April 9, 2009 financial support commitments, which were satisfied and discharged in full upon the December 29, 2009 funding of $245 million under this Amended Facility for the repayment of all of our outstanding third party bank indebtedness, related interest, and other costs and expenses.

Borrowings under the Amended Facility carried interest at a variable rate equal to LIBOR plus 6.00%. Interest was payable monthly in arrears, and $1.4 million in interest was accrued during fiscal 2009 (and was paid) with respect to the Amended Facility. At January 30, 2010, the interest rate was 6.23%. The Amended Facility had a scheduled maturity date of the earlier to occur of (i) April 16, 2010 or (ii) the consummation of the previously announced merger of our acquisition subsidiary with and into BPW, the repurchase of AEON’s equity interest in the Company and repayment of all outstanding debt owed to AEON, provided that the BPW Merger together with any concurrent financing resulted in sufficient net cash proceeds to enable us to make full repayment of our AEON debt (including under the Amended Facility). As of January 30, 2010, outstanding borrowings under the Amended Facility totaled $245 million (which was the largest aggregate amount of principal outstanding during fiscal 2009).

Prior to being amended, the earlier facility was secured by (i) a first priority security interest in substantially all of our consumer credit/charge card receivables and (ii) a first lien mortgage on our Hingham, MA headquarters facility and Lakeville, MA distribution facility. The Amended Facility was secured by a lien on substantially all of our existing and after acquired assets and properties, including the above credit/charge card receivables and mortgaged properties. As under the earlier facility, obligations under the Amended Facility were unconditionally guaranteed by certain of our existing and future direct and indirect subsidiaries. Under the Amended Facility, a fee of $1.7 million was due and paid to AEON upon initial funding. Prior to being amended, the earlier facility had called for an upfront fee of $1.5 million upon any initial borrowing, which, because no amounts had been borrowed under that earlier facility, had not been previously paid.

$200.0 Million Term Loan Facility with AEON — In February 2009, we entered into a $200.0 million term loan facility agreement with AEON (“AEON Loan”). In February 2009, the funds received from the AEON Loan were used to repay all of our outstanding indebtedness under the acquisition debt incurred in connection with our May 2006 acquisition of J. Jill.

The AEON Loan was an interest-only loan until maturity. Borrowings under the AEON Loan carried interest at a variable rate equal to LIBOR plus 6.00%. Interest was payable semi-annually in arrears, and $13.5 million in interest was accrued during fiscal 2009 (and was paid). At January 30, 2010, the interest rate was 6.77%. No loan facility fee was payable as part of the AEON Loan. The AEON Loan initially matured on August 31, 2009. During the continuing term of the loan, we had the option to extend the maturity for additional six month periods, up to the third anniversary of the loan closing date (February 27, 2012), subject to any earlier termination of the loan by AEON upon an occurrence of an event of default under the loan terms. The AEON Loan was subject to mandatory prepayment as follows: (a) 50% of excess cash flow (as defined in the agreement), (b) 100% of net cash proceeds of a sale of the J. Jill business and 75% of net cash proceeds on any other asset sales or dispositions, and (c) 100% of net cash proceeds of any non-related party debt issuances and 50% of net cash proceeds of any equity issuances (subject to such exceptions as to debt or equity issuances as the lender may agree to). On December 14, 2009, we paid the $8.5 million of estimated net proceeds from the sale of the J. Jill business to AEON in accordance with the AEON Loan. As of January 30, 2010, outstanding borrowings under the AEON Loan totaled $191.5 million. The largest aggregate amount of principal outstanding during fiscal 2009 was $200 million.

Term Loan with AEON (U.S.A.) — In July 2008, we finalized the terms of a $50.0 million unsecured subordinated working capital term loan credit facility with AEON (U.S.A.) (the “AEON (U.S.A.) Facility”). The AEON (U.S.A.) Facility was scheduled to mature and AEON (U.S.A)’s commitment to provide borrowings under the AEON (U.S.A.) Facility was scheduled to expire on January 28, 2012. Under the terms of the AEON (U.S.A.) Facility, the financing was an unsecured general obligation of ours. The AEON (U.S.A.) Facility was available for use by us and our subsidiaries for general working capital and other appropriate general corporate purposes. Borrowings under the AEON (U.S.A.) Facility carried interest at a rate equal to three-month LIBOR plus 5.0%. At January 30, 2010, the interest rate was 5.25%, and $2.9 million in interest was accrued during 2009 (and was paid). We paid an upfront commitment fee of 1.5% (or $0.8 million) to AEON (U.S.A) at the time of execution and closing of the AEON (U.S.A.) Facility in 2008. We were required to pay a fee of 0.5% per annum on the undrawn portion of the commitment, payable quarterly in arrears. As of January 30, 2010, we were fully borrowed under the AEON (U.S.A.) Facility.

AEON Repurchase, Repayment and Support Agreement

As referenced above under “Corporate Governance,” in connection with the proposed BPW Merger, on December 8, 2009, Talbots and BPW entered into a Repurchase, Repayment and Support Agreement with AEON and AEON (U.S.A.) (collectively, referred to “AEON” for purposes this discussion of the repurchase agreement). Under the terms of this repurchase agreement, AEON agreed to sell to Talbots all of the shares of Talbots Common Stock owned by AEON for an aggregate of one million warrants to purchase shares of Talbots Common Stock, with an exercise price for such warrants equal to the closing price of Talbots Common Stock on the date of the completion of the BPW Merger (or, if not available on such date, the closing price on the business day immediately preceding such date). This share repurchase was completed concurrently with the consummation of the BPW Merger. In addition, Talbots agreed to repay in full all outstanding indebtedness under its financing agreements with AEON and AEON (U.S.A.), and to repay in full all outstanding indebtedness under its financing agreements with third parties. Upon the completion of this share repurchase and repayment of indebtedness, AEON would no longer own any shares of Talbots Common Stock or be a lender to Talbots under any of Talbots’ financing arrangements.

From the date of the repurchase agreement until the earliest to occur of (a) the amendment or waiver, without the prior consent of AEON, of any provision of the BPW Merger Agreement in a manner that is adverse in any material respect to AEON or the amendment of the exchange ratio in the BPW Merger, (b) the repurchase of AEON’s shares of Talbots Common Stock and the repayment of Talbots’ indebtedness to AEON and all third parties in accordance with the terms of the AEON repurchase agreement, (c) the termination of the BPW Merger Agreement in accordance with its terms or (d) April 17, 2010 (these dates collectively referred to as the “potential termination dates”), AEON agreed not to transfer, whether directly or indirectly, any of the shares of Talbots common stock that it owned or acquired after the date of the repurchase agreement. Under the repurchase agreement, AEON also agreed during the term of the agreement not to take any action with the purpose or effect of revoking, rescinding or limiting in any manner the authority of the Audit Committee of the Talbots Board to review and approve all material transactions with affiliated entities, including the BPW Merger Agreement, BPW sponsors’ agreement and AEON repurchase agreement. In addition, at or prior to the completion of the BPW Merger, AEON agreed to deliver to Talbots letters of resignation from each of AEON’s representatives or designees on the Talbots Board.

The repurchase agreement was to remain in effect until the earliest to occur of the potential termination dates described in the paragraph above, subject to the continued survival of certain limited provisions of the repurchase agreement.

Talbots also agreed to provide, from and after the completion of the BPW Merger, exculpation and indemnification for each person who was an officer or director of Talbots on the date of the repurchase agreement, had been an officer or director at any time prior to the date of the repurchase agreement or who became an officer or director of Talbots prior to the completion of the BPW Merger, which was at least as favorable to such persons as the exculpation and indemnification provided to the officers and directors by Talbots immediately prior to the completion of the BPW Merger, provided, that such exculpation and indemnification covers actions on or prior to the completion of the BPW Merger, including all transactions contemplated by the repurchase agreement, the BPW Merger Agreement, and the BPW sponsors’ agreement. For six years after the completion of the BPW

Merger, Talbots agreed to maintain in effect Talbots’ current directors’ and officers’ liability insurance policy (“D&O Insurance Policy”) covering acts or omissions occurring prior to the completion of the BPW Merger with respect to those persons who were covered by Talbots’ D&O Insurance Policy as of the date of the repurchase agreement, on terms with respect to such coverage and amount no less favorable in the aggregate to Talbots’ directors and officers, as the case may be, than those of D&O Insurance Policy in effect on the date of the AEON repurchase agreement (provided, Talbots may substitute with policies of at least the same coverage containing terms and conditions which are no less advantageous). However, Talbots is not obligated to pay premiums per year in excess of 300% of the aggregate amount per year that Talbots paid for such coverage in fiscal 2008 (its last full fiscal year prior to the date of the AEON agreement), and in the event that the aggregate premiums for maintaining such insurance are in excess of 300% of the aggregate amount per annum, then Talbots is only obligated to maintain such insurance coverage as is reasonably available for such amount.

The above summary of the AEON repurchase agreement is subject to and qualified in its entirety to the terms of that agreement, which is was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 10, 2009.

For additional information on the BPW Merger, the repurchase of the Talbots common stock owned by AEON and the repayment of our indebtedness to AEON, refer to Notes 12 and 20 to our consolidated financial statements included in our 2009 Annual Report on Form 10-K (“2009 Form 10-K”).

Indemnification

As referenced above, in connection with the BPW Merger, in January 2010, a purported Talbots common shareholder filed a putative class and derivative action captioned Campbell v. The Talbots, Inc., et al., C.A. No. 5199-VCS, in the Court of Chancery of the State of Delaware against Talbots, the Talbots Board, AEON (U.S.A.), BPW and certain other parties. Pursuant to our by-laws, Talbots will indemnify to the extent permitted by law any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer or employee of the Company and will also generally reimburse such person for expenses, including attorneys’ fees, he or she incurs in defending such legal action. We expect to have obligations under this by-law provision in connection with the litigation.

The BPW Merger Agreement provides that from and after the effective date of the BPW Merger, we will provide to BPW’s current and former directors and officers exculpation and indemnification which is at least as favorable as the exculpation and indemnification provided under BPW’s certificate of incorporation and bylaws. In addition, Talbots agreed to indemnify each of BPW’s current and former directors and officers against all losses or costs in connection with any claim pertaining to (i) the fact that such person is or was a director or officer of BPW or (ii) the transactions contemplated by the BPW Merger Agreement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The global economic recession had a significant impact on our business during 2008 and 2009. Despite very challenging retail economic conditions, we were able to achieve operating profitability in the 2009 third quarter, which was our first profitable quarter following five quarters of operating losses, as well as significant year over year improvement in 2009 fourth quarter operating results.

These substantially improved 2009 second half operating results reflect the significant progress we have made in executing our strategic operating plan to improve our operating performance.

Among the strategic actions and strategic initiatives we implemented were:

•	In 2008 we closed our Kids, Mens and UK businesses.

•	In July 2009 we completed the sale and disposition of our J. Jill business by selling certain J. Jill assets and liabilities to a private equity purchaser.

•	We substantially reduced our total Company headcount, including a 9 percent reduction in corporate headcount in June 2008 and further reductions in corporate headcount of approximately 17 percent and 20 percent in February 2009 and June 2009.

•	In both 2008 and 2009 we made no general base salary increases for any of our executive officers or for any of our other senior managers other than for promotions or significant changes in responsibilities.

•	In May 2009 we froze our tax-qualified defined benefit pension plan and our supplemental defined benefit pension plan, so that there are no further defined benefit pension plan accruals and all currently accrued pension benefits are frozen.

•	We suspended the matching contribution to our 401(k) plan and supplemental savings plan for 2009.

•	We increased employee contributions to our healthcare program.

•	We initiated and established a goal of reducing annualized costs by $150 million by the end of fiscal 2010, with a major portion of this reduction realized in our selling, general and administrative expenses, which includes our compensation cost. We substantially achieved this goal as of January 30, 2010.

The implementation of our strategic operating plan began before the economic downturn first became apparent during 2008, and we have continued to initiate new strategic operating and cost cutting programs throughout this period and up to the present, all designed to improve our operating results, margins and performance.

Most importantly, on April 7, 2010, we consummated our merger transaction with BPW Acquisition Corp., a special purpose acquisition corporation. Under this transaction, we substantially reduced our indebtedness and significantly deleveraged our financial structure. As a result of this BPW merger transaction and the related financing, the Company was provided access to a large pool of new equity capital as well as new financing which, among other things, together with our own cash resources, discharged our $486.5 million in outstanding Aeon indebtedness, significantly strengthened the Company’s balance sheet and financial structure, significantly reduced our outstanding indebtedness and established positive stockholders’ equity. In connection with that transaction, the Committee approved the 2009 annual incentive and retention program, as detailed below under “Annual Incentive Program.”

Compensation Approach

In structuring compensation for our executives our Compensation Committee seeks to adhere to the following objectives:

•	Strengthen the link between pay and performance by providing a substantial portion of compensation opportunity based on achieving our financing and operating goals.

•	Tie incentive compensation to those performance measures that the Committee believes most correspond to increases in shareholder value and profitable growth.

•	Regularly assess our pay practices, pay mix, and target pay.

Fiscal 2009 Pay Elements

The three principal components of our compensation program are:

•	Base salary,

•	Annual cash incentive opportunity, and

•	Long-term incentive opportunity.

Base Salary

The Compensation Committee reviews the salaries of our executive officers annually, as well as at the time of new appointments or promotions.

After considering our operating performance and our goal of fostering a pay-for-performance culture, our CEO on behalf of all senior management recommended to the Committee no general base salary increases for 2009 for our senior executives, other than in connection with promotions or significant changes in responsibilities. The Committee accepted this recommendation. This was the second consecutive year in which management recommended to the Committee, and the Committee accepted, no general salary increases for our senior executives.

Our senior management has also recommended to the Committee no general salary increases for our executive officers or our employees generally for the first half of 2010, with implementation of merit salary increases for executives officers and our employees generally for the second half of 2010. The Committee accepted this recommendation, with any second half 2010 salary increases to be subject to assessment of Company performance at that time.

Annual Incentive Program

Fiscal 2008 Annual Cash Incentive Program

Our operating performance for 2008 was substantially impacted by the economic downturn as well as by the operational issues which have been the primary focus of our strategic turnaround plan. Threshold performance under our 2008 annual incentive program was not met and our executives did not receive any annual incentive awards for 2008, except for certain executives whose hiring arrangements guaranteed a minimum incentive award. The Compensation Committee also did not award any discretionary bonuses for 2008.

Fiscal 2009 Annual Incentive Program

During the course of 2009 the Compensation Committee considered, but did not formally establish, an annual cash incentive plan for 2009 for any of our executive officers or other Company associates.

Prior to the Company entering into its proposed merger transaction with the special purpose acquisition corporation BPW on December 8, 2009, management had discussed with the Compensation Committee different potential parameters and performance targets for a proposed annual incentive plan for 2009, under which Company executives as well as all other Company associates would have participated. As proposed, this plan would have been based on and funded by the Company achieving specific targeted financial operating performance.

Following entry into the BPW Merger Agreement, Talbots management and BPW began discussions concerning possible 2009 annual incentive and retention arrangements for management. Based on these discussions and the agreement of BPW, Talbots management proposed and on February 25, 2010 at its regularly-scheduled meeting the Compensation Committee approved a 2009 annual incentive and retention program for certain employees, including executive officers.

A portion of the 2009 annual incentive awards was based on the consummation and completion of the BPW Merger (the “financing incentive award”), and a portion of the 2009 annual incentive awards was based on the Company’s significantly improved operating financial results for 2009 and was consistent with the projected operating performance targets reviewed by management earlier in the year with the Compensation Committee (the “operating performance incentive award”).

The aggregate payments to Talbots executive officers under the financing incentive award portion of the 2009 annual incentive award is $5,000,000 (including $1,500,000 to Talbots Chief Executive Officer, $1,250,000 to Talbots Chief Operating Officer/Chief Financial Officer, $1,000,000 to Talbots Executive Vice President/chief legal officer and $250,000 to each of the other executive officers). One-third of the financing incentive award payable to each individual is payable in cash and two-thirds of the financing incentive award is awarded in the form of special restricted stock units. Under such arrangements Talbots (1) paid the cash portion upon the closing of the BPW Merger, subject to continued employment through the closing of the merger, and (2) granted the special restricted stock unit awards, which we refer to as the special RSUs, to these employees as of the closing of the merger. The special RSUs will vest on the first anniversary of the closing of the merger, subject to the employee’s continued employment through that date. The special RSUs would also vest upon a termination of employment prior to the first anniversary of the closing of the merger under circumstances qualifying the applicable employee for severance or in the event of the employee’s death or disability or in the event of the occurrence of a change in control following the consummation of the BPW Merger, but would otherwise be forfeited upon a termination of employment prior to the first anniversary of closing of the merger. The number of shares subject to each of the special RSU awards was calculated based on and was equal to the same Talbots share price used for the BPW merger exchange ratio.

In determining to provide the portion of the 2009 annual incentive program based on consummation of this merger, the Committee considered that:

•	The consummation of the BPW transaction addresses the short-term and longer-term liquidity needs of the Company.

•	Executive management had been charged by the Talbots Board of Directors at the beginning of 2009 with achieving a solution to the Company’s significant short-term and long-term financing and liquidity needs.

•	Executive management were key in achieving the negotiation, execution and consummation of this important transaction.

•	The BPW transaction substantially deleverages the financial structure of the Company, which adds significant value to all shareholders and positions the Company for achieving its long-term financial and strategic goals.

•	The vesting condition of the award addresses retention of key management during a time of significant corporate change, including a substantial change in the Company’s shareholder composition and changes in its Board of Directors.

•	The significant equity component of the award continues to align our senior management’s interests with our shareholders’ interests, to improve share price appreciation over the long term.

•	The aggregate of the incentive amounts was determined based on discussions with the BPW representatives, as required by the merger transaction documents, and the particular incentive amount allocated to each executive was determined based on a review of the level of responsibilities of the executive team in achieving this transaction, with our CEO, our CFO/COO and our chief legal officer having had significant responsibility for this important and strategic financing transaction.

The operating performance incentive award portion of the 2009 incentive program was approved by the Compensation Committee as a result of the Company’s improved operating performance for 2009. A total incentive pool of $4.0 million was established. However, upon the recommendation of executive management, $2.0 million of this total incentive pool was allocated by the Committee to all of the Talbots associates who were not otherwise eligible to participate in the Company MIP annual cash incentive program. As a result, of the $4.0 million total 2009 annual incentive pool, only $2.0 million was allocated to management-level employees eligible under the Company’s annual cash incentive program. Of this amount, $240,000 is payable to the our Chief Executive

Officer and between $60,000 and $130,000 is payable to each of our other executive officers, other than our Chief Operating Officer/Chief Financial Officer who is entitled to receive a fixed annual incentive payment payable outside of the 2009 annual incentive program pursuant to the terms of his employment agreement.

The amount of the pool allocated to executive officers was determined based on a target allocation of 20% of the executive’s annual incentive opportunity. This allocation reflected the profitability achieved by the Company over the second half of 2009, which produced the funding for the overall operating incentive pool, and management’s recommendation to the Committee to award one-half of the total incentive pool to all Talbots associates who were not otherwise eligible under the annual incentive plan.

Long-Term Incentive Program — 2009 Equity Awards

The Committee has historically used equity awards for its long-term incentive program. This is because:

•	equity awards tie directly to shareholder value; and

•	the potential for value appreciation over time, combined with vesting over a period of years, promotes retention and management stability.

Our long-term equity incentive awards have historically been made annually at the discretion of the Committee.

In 2008, the Committee significantly reduced 2008 annual equity grant values (compared to the annual equity incentive awards made in 2007) based on the Company’s 2007 financial results being below the Board-approved financial plan for 2007.

For 2009, based on the Company’s financial results for the completed 2008 year, the Committee determined to further reduce the values granted under the 2009 annual equity awards. With the recommendation of senior management and following consultation with the Committee’s outside independent compensation consultant, the Committee determined to provide equity grants for 2009 exclusively in the form of stock options, with the number of option shares granted for 2009 limited by the total shares of restricted stock and stock options which had been granted to each participant under the prior year’s 2008 equity grant program.

By providing all 2009 equity awards in the form of stock options, value is achieved only if our share price appreciates. All option grant prices were at fair market value on grant date. In determining the number of option shares awarded in 2009, the prior year’s option shares counted as 1 share and the prior year’s restricted stock was converted to options at a 1.5 to 1 ratio. For example, for 2009 our CEO received stock options for 187,100 option shares under the 2009 long term incentive program, while in 2008 our CEO had received 74,000 shares of restricted stock and a stock option for 76,100 shares under this program.

This approach, combined with our reduced share price in 2009, resulted in substantially reduced values for 2009 equity awards compared to 2008. For example, this approach resulted in a grant date value of our CEO’s 2009 annual equity award which was an approximately a 70% decrease in grant value. Likewise, the 2009 annual equity award grant values for our NEOs and other executive officers was approximately a 70% decrease in 2009 grant date values compared to the prior year.

The Committee determined to provide substantially reduced annual equity values for 2009 to provide appropriate incentive to Company management to produce improved operating and financial results and to seek to generate improved share price and shareholder return. The reduction in equity award values also reflected that operating and financial results achieved for 2008 were significantly below the Board-approved budget.

Retirement Benefits

All of our executive officers are eligible to participate in our tax-qualified 401(k) plan (our RSVP). All of our executive officers are also eligible to participate in our Supplemental Savings Plan and our Deferred Compensation Plan, which are non-qualified defined contribution plans. As part of our cost reduction program, we suspended matching contributions under these plans for 2009.

In 2009 our Board also froze our defined benefit pension plans. As a result, all future benefit accruals under our defined benefit pension programs ceased for all participants and existing accrued pension benefits under those plans were frozen.

The Company’s 2007 employment agreement with our CEO, Trudy Sullivan, which was entered into in connection with Ms. Sullivan’s initial hiring in 2007, provided that if the Company materially reduced or eliminated the defined benefit SERP, the Committee agreed to provide a substantially comparable benefit in replacement. In response to the defined benefit plan freeze, the Committee, with the assistance of its outside independent compensation consultant and in exchange for a release of all future defined benefit accruals, approved making six equal payments of $200,000 over six months to the CEO, for a total payment of $1.2 million. This payment reflected the Committee’s consideration of various alternatives to satisfying this replacement benefit obligation. In arriving at this payment the Committee determined a net present value calculation for future potential benefit accruals, and then reduced that net present value amount to reflect a buyout of the executive’s future benefit rights eliminated by reason of the defined benefit plan freeze. This included the Committee making assumptions and establishing discounts concerning various factors, principally future potential compensation levels and periods of employment for which future benefit accruals would have been earned, all of which were uncertain, as well as enterprise risk.

Executive Severance Arrangements

Under her 2007 employment agreement our CEO is entitled to two times base salary plus two times annual target bonus in the event her employment is terminated without cause or for good reason either prior to or following a change in control. This severance protection was negotiated with our CEO and was consistent with the finding of the Committee’s independent compensation consultant that this severance benefit was reasonable for a CEO in light of general industry practices.

In 2007 the Committee also approved a severance program for senior executives at the level of vice president and above. Under this program, covered executives became entitled to severance protection of 1.5 times base salary (EVP level), 1.0 times base salary (SVP level), or 0.5 times base salary (VP level), plus health and welfare benefits for the severance period at the executive’s same participation rate. The Committee, working with our CEO and our head of Human Resources, believed that severance protection for this executive group was important in order to allow the management team to remain focused on their responsibilities in a time of turnaround. The level of severance protection was determined based on the recommendation of our CEO following a review of severance practices in the retail industry and general market data considered by Towers Watson (formerly Watson Wyatt), which provides compensation consulting services for our management. As initially established, the above severance program had a two year sunset provision. Our senior executives at the level of senior vice president and above have subsequently been provided severance protection at a level generally consistent with the above severance program, without a sunset provision. We have also established a general severance program for other executives and employees without a sunset provision.

Each of our NEOs (other than our CEO who is covered under her employment agreement) also has a change in control agreement which provides twelve months’ severance (salary plus target bonus) and health benefits continuation in the event employment is terminated without cause, and in the case of Mr. Scarpa in the event of a termination for good reason, within twelve months following a change in control. If severance is provided under this agreement, no severance protection would apply under our general severance program.

Personal Benefits

We provide our senior management with perquisites that the Committee believes are reasonable.

Executive officers are entitled to receive financial counseling ranging from $2,500 to $3,500 annually (other than our CEO whose financial counseling benefit is covered under her annual allowance). We also provide an auto allowance. Our CEO’s auto allowance is included in her annual allowance and our other executive officers are eligible for a benefit, spread over two years, of between $39,700 and $44,000. Our CEO is entitled to certain perquisites under her employment agreement, including commuting expenses between her residence in New York and our Massachusetts headquarters as well as a housing allowance so long as she maintains both a New York and

Boston residence, provided the total annual amount of these perquisites does not exceed the $250,000 allowance to which she is entitled under her agreement. The Committee considered this benefit package reasonable for a CEO in this industry based on discussions with its compensation consultant and the need for the CEO to spend substantial periods of time between New York City and our headquarters. In connection with the negotiation of his employment agreement and based on his spending considerable time between our New York and Hingham, Massachusetts locations, our CFO/COO is entitled to a housing and commuting allowance of $10,000 per month for him and his spouse unless and until he relocates to the Hingham area.

Other Fiscal 2009 Compensation Matters

Appointment of EVP, Chief Stores Officer

During 2009 John Fiske was appointed to the position of EVP, Chief Stores Officer. In connection with this appointment, the Committee increased his base salary to $530,000 and provided him an equity inducement award in the form of restricted stock which vests over a period of three years, in addition to his option grant made as part of the 2009 annual equity grant program. His new base salary was determined by the Committee based on the recommendation of our CEO and in consultation with the Committee’s independent compensation consultant. The Committee considered both base pay of our other executive vice presidents, as well as general consideration of base pay information of other competitive positions in the industry provided by its compensation consultant. The equity inducement award was determined by the Committee based on the recommendation of management and in consultation with its independent compensation consultant, and was determined in its judgment to be an appropriate level of inducement to accept this new position, taking into account inducement awards made to newly hired senior executives, our share price at the date of grant ($2.36), as well as his substantially increased responsibilities in a very challenging retail economy.

Compensation Adjustment of EVP, Real Estate, Legal, Store Planning & Design and Construction

During 2009 the Committee also increased the salary of Richard O’Connell, EVP, Real Estate, Legal, Store Planning & Design and Construction to $500,000 to reflect his increased areas of responsibility in this executive vice president position and reflecting the base compensation level of other executive vice presidents newly hired to the Company. He was also granted shares of restricted stock which vest over three years from the grant date. The amount of this equity grant was valued at the Company’s share price of $2.36 as of the date of grant, and reflected the Committee’s judgment to be an appropriate inducement amount and value based on his substantially increased responsibilities in his expanded EVP position.

Retention Arrangement for Senior J. Jill Brand Executive During Sale Process

In the 2008 third quarter the Company announced its plan to dispose of the J. Jill Brand business and immediately following this announcement began its process of finding a buyer for that business. This process culminated in the sale of the J. Jill Brand business to a private equity buyer in July 2009.

At the time of the Company’s announced plan to sell the J. Jill Brand business, we entered into a retention agreement with the president of the J. Jill Brand business, Paula Bennett. Under that retention arrangement, subject to her remaining in employment with the Company throughout the sale process and continuing to use her best efforts as president of the J. Jill Brand business to assist in the sale of that business and in performing all of her other executive duties, we agreed to a retention payment of $1.2 million. This amount was agreed to be paid in a lump sum upon the completion of the sale of the J. Jill Brand business, and this amount was paid following the July 2009 sale of the business. Upon the sale, Ms. Bennett’s employment with Talbots terminated and she assumed a position with the buyer. Ms. Bennett was not entitled to any severance payment upon ceasing her employment with Talbots other than this retention payment.

The Committee determined that this retention arrangement was critical in the process of selling this business, in order to ensure the active cooperation of senior management of the J. Jill business, to provide an incentive for achieving a successful sale and to ensure continuity of the president of this business, using her best efforts, during the sale process. The Committee determined the retention amount based on the need to arrive at a sum in excess of a normal severance payment and to provide appropriate incentive to assist in the process of successfully selling this business.

2010 Annual Equity Grants

In February 2010, the Committee provided equity grants to management under its 2010 long term incentive plan.

For 2010, although the compensation methodology used by the Committee has historically been to target LTIP to the 75th percentile of benchmark, the recommendation made by our management and approved by the Committee targeted 2010 LTIP equity awards at below median of benchmark for senior executives. The grants were made in the form of restricted stock, which will vest over three years in equal annual increments.

2010 Annual Incentive Program (MIP)

In March 2010 the Compensation Committee established two financial performance measures, (i) income from ongoing operations and (ii) return on invested capital (which is measured by calculating operating income from ongoing operations as a percentage of our debt and equity), as the performance measures for our annual cash incentive opportunity program for 2010 for our senior executives and other covered management employees, which we call our MIP.

The performance measure for income from ongoing operations is weighted at 60%, compared with a 20% weighting for return on invested capital. This weighting is based on the Committee’s judgment that operating income from ongoing operations represents a very significant financial metric to measure the Company’s achievement against its strategic turnaround efforts, as well as reflecting the Board’s and management’s continuing emphasis on return to sustained operating profitability. These financial performance measures, as well as the relative weighting of performance measures, will continue to be reviewed by the Committee each year and may change based on the input and recommendations of the Board and of management as well as the Committee’s own judgment as to the most important financial performance measures in achieving the Company’s strategic and operational goals.

Target performance for each of these two 2010 financial measures was established at a level substantially equal to our Board-approved operating plan for 2010. For each of these two financial measures, target performance would require achievement for 2010 substantially above the results achieved for that performance measure for the prior completed year.

Under the 2010 MIP the Committee will also consider individual performance, accounting for 20% of the weighting. Under the MIP, executive officers are provided a maximum rating for individual performance. However, the Committee will consider the individual’s performance in his or her areas of responsibility and, based on the Committee’s own judgment and the recommendations of the CEO (other than as to the CEO’s own performance), the Committee may adjust downward any MIP computed award for that executive officer.

For the 2010 MIP, the Committee also considered the target incentive opportunity levels for each of our executive officers, which are expressed as a percentage of the participant’s base salary at the start of the year, and made no changes.

Role of the Compensation Committee and Management

The Compensation Committee is responsible for establishing, reviewing, and adjusting as appropriate, the compensation program for our executive officers. The Committee is also responsible for ensuring that the total compensation paid to our executive officers is competitive and performance-driven.

Since 2002, the Compensation Committee has retained Pearl Meyer & Partners to review our executive compensation program and to recommend any changes. Pearl Meyer & Partners is retained exclusively by the Compensation Committee.

The Committee obtains from its compensation consultant specific data and information concerning executive compensation practices, including:

•	benchmarking data of peer group and retail industry compensation levels, structure and practices;

•	recommendations on compensation programs, competitive pay, pay mix, annual and long-term incentive opportunity information and alternatives, and changes in the competitive marketplace; and

•	recommendations concerning proposed long-term equity incentive award structure and levels.

The Committee also receives recommendations from our CEO and our senior Human Resources executive on proposed pay arrangements, proposed new executive hire compensation packages, pay mix, performance evaluations, changes in executive responsibilities, proposed annual compensation levels and proposed allocations of long term equity award grant values and mix. The Committee also receives recommendations from our CEO and our CFO/COO on proposed performance measures and financial targets under our annual cash incentive program.

The Committee considers all of this information and makes its decisions and its own judgments based on what it considers to be appropriate and in the best interest of our shareholders.

Fiscal 2009 Benchmarking

The Committee regularly reviews compensation levels and practices relative to a peer group and the retail industry generally.

In 2008 the Committee worked with its outside compensation consultant Pearl Meyer & Partners to develop a new peer group for benchmarking purposes. The goal was to choose companies that embodied similar characteristics to Talbots and with whom we generally share similar customer bases and may likely compete for executive talent. The Committee also considered our size relative to this peer group in terms of revenues. Median annual revenue of the comparator group was $3.4 billion for 2008, compared to our 2008 sales of $2.3 billion. The Committee established the following primary comparator group for executive compensation benchmarking:

Abercrombie & Fitch Co.	Coldwater Creek	Nordstrom, Inc.
American Eagle Outfitters	The Gap	Polo Ralph Lauren
AnnTaylor Stores	J. Crew	Tiffany & Co.
Chico’s FAS	Liz Claiborne	Williams-Sonoma
Coach	Macy’s

Early in 2009 Pearl Meyer & Partners reviewed with the Committee compensation data relative to our top nine executive officers against our peer group companies as reported in 2008 proxy statements and supplemented this information with general industry survey data. Market consensus for our CEO, our CFO/COO, and two of our EVPs was developed using 50% proxy data and 50% survey data; market consensus for four of our EVPs was developed using 100% survey data due to the consultant’s difficulty in establishing comparative proxy data for these positions; and market consensus for our Chief Creative Officer was developed using 100% proxy data due to lack of what our consultant considered relevant survey data.

Base salaries.  Going into 2009, market consensus positioning of base salary of our top nine executive officers as a group was approximately 10% above median. The salary of our CEO was approximately equal to market median. The Committee believed that this positioning was appropriate as it reflected, for our CEO and our new executives hired over the past two years, the level of competitive compensation required to attract and retain these executives, and with respect to our other executives, their relatively long tenure with us.

“Targeted” total annual compensation (salary and target potential annual incentive plan compensation opportunity) for our top nine executive officers as a group was above median and slightly below the 75th quartile. However, “actual” total annual compensation including salary and actual annual incentive payout for this executive group was on average generally close to or below the 25th quartile due to the absence of annual incentive bonus payments achieved for the then past two years.

“Targeted” total direct compensation. The Compensation Committee historically structured our long-term incentive program to position target total direct compensation (which means base salary plus target annual cash incentive opportunity plus the value of long-term incentives at target) in a range between market median and the 75th percentile. This positioning was intended to reflect the greater relative weight to be given to the long-term equity component of our executive compensation program.

“Target” total direct compensation for the top nine executive officers as a group was below market median, with variation above and below median for particular executives and with our CEO below the 25th percentile. “Actual” total direct compensation for this executive group was on average below the 25th quartile based on not achieving annual cash bonuses for the then past two years as well as the substantial decline in our share price.

For the reasons described above in this CD&A, the Committee considered this market data, but 2009 compensation decisions for our executive officer group were not made based on or in direct response to this market positioning data.

Timing and Pricing of Equity Grants

The Committee historically grants equity awards once each year, generally coinciding with a regularly scheduled Committee meeting. Other equity grants are made by the Committee during the course of the year at the time of promotions or new appointments or other special circumstances.

Adjustment or Recovery of Awards

We have not created a particular policy to recover any incentive payments if the relevant performance measures and financial targets on which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment already made. The Board would review this, if and when a situation arose.

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO could be required to reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those twelve months.

Consideration of Prior Amounts Paid or Realized

Actual pay earned by our executive officers in prior years from annual incentive opportunities and long-term equity compensation was not taken into account by the Committee in making 2009 compensation decisions for (i) salary decisions, (ii) target annual incentive compensation, or (iii) target long-term equity compensation. The Committee also did not adjust a current year’s target annual incentive compensation opportunity in order to reflect the prior year’s actual earned bonus.

Stock Ownership Guidelines

The Board of Directors has not established share ownership requirements for executives, but has implemented share ownership requirements for all non-employee directors.

Tax and Accounting Considerations

The Compensation Committee considers the deductibility of executive compensation under Internal Revenue Code Section 162(m), which provides that we may not deduct compensation of more than $1 million that may be paid to certain executives unless such compensation qualifies as performance-based within the meaning of Section 162(m). The Committee’s general policy is to structure executive compensation (including target awards under our annual cash incentive program and stock option grants) to be tax deductible. The Committee also believes that under some circumstances, such as to attract or retain executives or to recognize outstanding performance, it may be important to compensate one or more key executives above tax deductible limits. The annual incentive program established for 2009 was not designed to meet the requirements of Section 162(m). The portion of the 2009 annual incentive based on completion of the BPW Merger was designed to reward outstanding management achievement in addressing the Company’s financial and liquidity needs, and the portion of the annual program based on our improved 2009 operating performance was determined following the end of 2009 to reflect that actual results significantly exceeded expectations.

Beginning in fiscal 2006, we began accounting for stock-based compensation in accordance with new accounting rules for equity-based awards. The Committee did not change its approach to granting equity awards as a result of the new stock option expense rules and did not alter vesting or other provisions in order to seek to realize more favorable treatment under these non-cash accounting rules at the expense of what it considers to be an appropriate long-term equity compensation program.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with our management the above Compensation Discussion and Analysis and, based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
of the Board of Directors

Gary M. Pfeiffer (Chairperson)
Susan M. Swain

* This Report of the Compensation Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either of such Acts.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009

The following table provides information concerning the compensation of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers, and two former executive officers (the NEOs).

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
							Change in
							Pension Value
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)

Trudy F. Sullivan	2009	1,000,000	240,000	—	290,005	—	47,144	1,376,529	2,953,678
President and Chief Executive	2008	1,000,000	—	734,820	197,099	0	235,362	314,614	2,481,895
Officer	2007	500,000	1,000,000	7,945,000	2,262,000	0	—	3,511,662	15,218,662
Michael Scarpa	2009	775,000	387,500	—	203,438	—	—	151,358	1,517,296
Chief Operating Officer, Chief Financial Officer, and Treasurer	2008	110,288	—	250,000	13,500	—	—	184,220	558,008
Michael Smaldone	2009	725,000	130,000	—	203,438	—	14,166	21,691	1,094,295
Chief Creative Officer	2008	725,000	362,500	0	0	—	41,055	274,164	1,402,719
John Fiske, III	2009	510,500	80,000	373,326	115,940	—	6,314	22,600	1,108,680
Executive Vice President, Chief Stores Officer
Richard T. O’Connell, Jr.	2009	474,771	75,000	118,000	115,940	—	269,585	60,111	1,113,407
Executive Vice President, Real	2008	406,292	—	495,507	78,736	0	93,197	85,604	1,159,336
Estate, Legal, Store Planning and Design and Construction, and Secretary	2007	406,292	—	498,200	484,800	0	80,413	28,742	1,498,447
Paula Bennett	2009	265,385	1,200,000	—	—	—	—	10,241	1,475,626
Former President, J. Jill
Basha Cohen	2009	179,808	—	—	—	—	8,872	989,215	1,177,895
Former Executive Vice President, Chief Merchandising Officer

The information in the following footnotes explains the amounts reflected in the Summary Compensation Table for fiscal 2009. Unless otherwise specifically noted in the below footnotes, information regarding the amounts reflected for fiscal 2008 and fiscal 2007 can be found in our proxy statement relating to last year’s Annual Meeting of Shareholders, filed with the SEC on April 24, 2009, and our proxy statement relating to our 2008 Annual Meeting of Shareholders, filed with the SEC on April 25, 2008.

Salary and Non-Equity Incentive Plan Compensation (Columns (C) & (G))

The NEOs may defer a portion of their salary (column (C)) and any annual cash incentive award (column (G)) or bonus award (column (D)) that they might earn into our RSVP (401(k) savings plan), Supplemental Savings Plan and Deferred Compensation Plan.

Mr. Fiske was promoted to EVP, Chief Stores Officer on March 20, 2009. He previously served as the Company’s EVP, Human Resources & Administration. The amount reported in column (C) represents his previous base salary through March 19, 2009 and his increased base salary as EVP, Chief Stores Officer for the balance of the fiscal year.

Mr. O’Connell received a salary increase on April 30, 2009 to reflect his increased areas of responsibility and reflecting the base compensation levels of other newly-hired Company executive vice presidents. The amount reported in column (C) represents his previous base salary through April 29, 2009 and his increased salary for the balance of the fiscal year.

Ms. Cohen’s employment terminated effective May 22, 2009. The amount shown in column (C) represents Ms. Cohen’s salary paid in fiscal 2009 through that date.

Ms. Bennett served as President of the J. Jill Brand while it was owned by the Company. Her employment with the Company ended when J. Jill was sold on July 2, 2009. The amount reported in Column (C) is the salary paid to Ms. Bennett while she was employed by the Company during fiscal 2009.

See column (D) for information regarding the 2009 annual incentive program awards and the related footnote below.

Bonus (Column (D))

As discussed in the Compensation Discussion and Analysis under “Annual Incentive Program — Fiscal 2009 Annual Incentive Program,” on February 25, 2010, the Compensation Committee approved a 2009 annual incentive and retention program for certain employees, including executive officers. A portion of the awards granted under this program was based on the Company having achieved improved 2009 operating financial results. Payment of these operating incentive awards was subject to completion of the merger with BPW, and in April 2010, following the closing of the merger, the amounts reported in column (D) were paid to our NEOs.

Following the completion of the merger with BPW, our employees, including our NEOs, were also paid a financing incentive award, which was designed as a retention award, based on the consummation and completion of the transaction in fiscal 2010. These financing incentive awards and the amounts paid to our NEOs are described above in the Compensation Discussion and Analysis under “Fiscal 2009 Annual Incentive Program” and are not reflected in the above table.

The amount reported in column (D) for Mr. Scarpa represents his fixed annual incentive payment payable outside the 2009 annual incentive program. In connection with his appointment and pursuant to his employment agreement, Mr. Scarpa received a guaranteed bonus for fiscal 2009 equal to one half of his target annual award opportunity under our annual cash incentive plan. Going forward, Mr. Scarpa’s annual incentive compensation will be determined in accordance with any performance based annual cash incentive program in place for a given fiscal year.

In connection with the sale of the J. Jill Brand business, Ms. Bennett received a retention bonus for remaining in active employment with the Company through the date of the sale of the J. Jill Brand. The amount reported in column (D) represents the amount she was paid in fiscal 2009 for this retention bonus. See “Other Fiscal 2009 Compensation Matters — Retention Arrangement for Senior J. Jill Brand Executive During Sale Process” in the Compensation Discussion and Analysis for further details.

Stock Awards (Column (E))

Amounts shown for fiscal 2009 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards granted during fiscal 2009. Amounts shown for fiscal 2008 and 2007 have been restated to reflect the aggregate grant date fair value of restricted stock awards (including awards of performance-accelerated restricted stock, or “PARS”) granted during those years. In previous proxy statements, the amounts in this column reflected compensation expense recognized by the Company for financial statement reporting purposes with respect to each NEO in accordance with a rule which was recently amended to require reporting of full grant date fair value.

Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, fair value is calculated using the closing price of our Common Stock on the date of the grant. Additional information concerning our accounting for restricted stock awards is included in Note 7 to the 2009 Form 10-K. Dividends are taken into account in arriving at the fair value of restricted stock awards and, therefore, any dividends paid with respect to restricted stock awards would not be separately disclosed under column (I) as “All Other Compensation.” No dividends were paid during fiscal 2009.

Option Awards (Column (F))

Amounts shown for fiscal 2009 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock option awards granted during fiscal 2009. Amounts shown for fiscal 2008 and 2007 have been restated to reflect the aggregate grant date fair value of option awards granted during those years. In previous proxy statements, the amounts in this column reflected compensation expense recognized by the Company for financial statement reporting purposes with respect to each NEO in accordance with a rule which was recently amended to require reporting of full grant date fair value.

Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to option grants refer to Note 7 to our 2009 Form 10-K.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (H))

Amounts in this column for fiscal 2009 reflect the increase in the actuarial value of defined pension benefit plans (including supplemental plans) for each NEO during fiscal 2009. Actuarial value computations are based on assumptions discussed in Note 15 to our 2009 Form 10-K. In February 2009, as part of our cost-saving initiatives, our Board made the decision to freeze the tax-qualified Retirement Plan and our non-qualified Supplemental Executive Retirement Plan with respect to all participants. Effective May 1, 2009, benefit accruals under the Retirement Plan and the SERP ceased for all participants, and the accrued benefits under these plans were frozen as of that date. Mr. Scarpa is not, and Ms. Bennett was not, eligible to participate in either our tax qualified pension plan or our non-qualified supplemental plan. For more information regarding our qualified and non-qualified pension plans and the impact of the freeze on participants’ benefit accruals, see “Pension Benefits for Fiscal 2009” below.

No above-market rates (as defined in SEC rules) were earned under our non-qualified defined contribution or deferred compensation plans in fiscal 2009.

All Other Compensation (Column (I))

The amounts reported in this column represent the aggregate dollar amount for fiscal 2009 for each NEO for perquisites and other personal benefits, tax reimbursements, our contributions to our tax qualified RSVP 401(k) savings plan and non-qualified Supplemental Savings Plan (“SSP”), payments in connection with termination of employment, and life insurance premiums.

The following table shows the specific amounts included in the All Other Compensation column for fiscal 2009.

ALL OTHER COMPENSATION

			Our
			Contributions to			Contractually-
	Perquisites and		Defined	Payments in		Agreed
	Other Personal	Tax	Contribution	Connection with		SERP
	Benefits	Reimbursements	Savings Plans	Termination	Life Insurance	Replacement
Name	($)	($)	($)	($)	($)	Benefit

Ms. Sullivan	137,405	14,351	2,308	0	22,465	$1,200,000
Mr. Scarpa	148,150	3,082	0	0	126	—
Mr. Smaldone	19,850	0	1,673	0	168	—
Mr. Fiske	22,432	0	0	0	168	—
Mr. O’Connell	58,960	0	983	0	168	—
Ms. Bennett	9,465	0	692	0	84	—
Ms. Cohen	57,476	30,828	635	900,220	56	—

The aggregate value of perquisites and other personal benefits for Ms. Sullivan in 2009 was $137,405. This amount comprised: auto allowance ($24,850), financial counseling ($13,665), residential security and parking expense ($9,559) and housing allowance ($89,331). Ms. Sullivan received tax reimbursement for the gross-up of her life insurance policy of $14,351. For information regarding Ms. Sullivan’s contractually-agreed SERP replacement benefit, see above under “Retirement Benefits” in the Compensation Discussion and Analysis. The aggregate value of perquisites and other personal benefits for Mr. Scarpa in fiscal 2009 was $148,150. This amount comprised: auto allowance ($21,000), housing allowance ($120,000), relocation ($4,300) and financial counseling ($2,850). Mr. Scarpa also received $3,082 in tax reimbursement for the gross-up of relocation expenses. The aggregate value of perquisites and other personal benefits for Mr. Smaldone in fiscal 2009 was $19,850. This amount reflected his auto allowance. The aggregate value of perquisites and other personal benefits for Mr. Fiske in fiscal 2009 was $22,432. This amount comprised: the par value issuance cost of restricted stock ($1,582), auto allowance ($19,850) and financial counseling ($1,000). The aggregate value of perquisites and other personal benefits for Mr. O’Connell in fiscal 2009 was $58,960. This amount comprised: the par value issuance cost of restricted stock ($500), financial counseling ($1,250), auto allowance ($3,875) and value of supplemental medical/dental plan benefits ($53,335). The aggregate value of perquisites and other personal benefits for Ms. Bennett in fiscal 2009 was $9,465. This amount reflected her auto allowance. The aggregate value of perquisites and other personal benefits for Ms. Cohen in fiscal 2009, up until her employment ended on May 22, 2009, was $57,476. This amount comprised: Company paid auto ($16,716) and relocation expenses in relation to her hire ($40,760). Ms. Cohen also received $30,828 in tax reimbursement for the gross-up of relocation expenses related to her hire.

With regard to our contributions to defined contribution savings plans, in 2009, the decision was made to suspend matching contributions under the RSVP 401(k) savings plan and SSP for fiscal 2009 (no matching contributions are made under the Deferred Compensation Plan). The matching contributions reflected for our NEOs reflect contributions made with respect to deferrals prior to the implementation of the freeze. Effective January 1, 2010, the Company reinstated matching contributions under the RSVP 401(k) savings plan.

Special Payments in Connection with Terminations of Employment

Ms. Cohen’s employment with the Company ceased effective May 22, 2009. In connection with her termination of employment, Ms. Cohen became entitled to a severance payment of $825,000 pursuant to her Severance Agreement. The amount in column (I) also reflects accrued vacation of $15,315 and medical and dental coverage during the severance period of $18,810 through January 30, 2010. In connection with her separation from employment, the Company also agreed to provide Ms. Cohen with an allowance of up to $25,000 for relocation to her previous out-of-state residence and $10,100 in housing rental reimbursements. The amount in column (I) reflects this rental reimbursement, $22,663 paid under the relocation allowance and related tax gross-up of $8,332. For further information regarding the payments to which Ms. Cohen became entitled in connection with her termination of employment, see “Potential Payments Upon Termination or CIC — Employment Agreement for Basha Cohen.”

Ms. Bennett’s employment with the Company ceased effective July 2, 2009 when she commenced employment with the buyer of the J. Jill brand. Upon her cessation of employment, Ms. Bennett became entitled to a retention bonus payment which is reflect in Column (D) of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2009

The following table provides information concerning the long-term equity awards made to each of our NEOs and potential annual performance awards under our annual cash incentive plan in fiscal 2009.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
						All Other	All Other
						Stock	Option
						Awards:	Awards:
			Estimated Future Payouts Under Non-Equity			Number of	Number of	Exercise or	Grant Date
		Date of	Incentive Plan			Shares of	Securities	Base Price of	Fair Value of
		Compensation	Awards			Stock or	Underlying	Option	Stock and
	Grant	Committee	Threshold	Target	Maximum	Units	Options	Awards	Option Awards
Name	Date	Approval	($)	($)	($)	(#)	(#)	($/SH)	($)

Trudy F. Sullivan	4/30/2009	4/30/2009					187,100	2.36	290,005
			—	—	—
Michael Scarpa	4/30/2009	4/30/2009					131,250	2.36	203,438
			—	—	—
Michael Smaldone	4/30/2009	4/30/2009					131,250	2.36	203,438
			—	—	—
John Fiske, III	4/30/2009	4/30/2009				158,189			373,326
	4/30/2009	4/30/2009					74,800	2.36	115,940
			—	—	—
Richard T. O’Connell, Jr.	4/30/2009	4/30/2009				50,000			118,000
	4/30/2009	4/30/2009					74,800	2.36	115,940
			—	—	—
Basha Cohen	—	—
			—	—	—
Paula Bennett	—	—
			—	—	—

Grant Date and Date of Compensation Committee Approval (Columns (B) and (C))

On April 30, 2009, the Compensation Committee approved our 2009 equity awards and established an April 30, 2009 grant date. The grant date followed our fourth quarter and full year earnings release which was issued on April 13, 2009.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (D) through (F))

As discussed above in the Compensation Discussion and Analysis, during the course of 2009 the Compensation Committee considered, but did not formally establish, an annual cash incentive plan for 2009 for any of our executive officers or other Company associates. As such, no amounts are reported here. However, cash incentive awards based on achievement of improved 2009 operating financial results were ultimately approved by the Compensation Committee in February 2010. These awards are reported in column (D) of the Summary Compensation Table. For further details regarding these awards, see “Annual Incentive Program — Fiscal 2009 Annual Incentive Program” above in the Compensation Discussion and Analysis and the footnote to column (D) of the Summary Compensation Table.

All Other Stock Awards (Column (G))

All restricted stock grants shown in this column were granted in fiscal 2009 under our 2003 Executive Stock Based Incentive Plan. In connection with their promotion arrangements, Mr. Fiske and Mr. O’Connell were granted 158,189 and 50,000 shares of restricted stock, respectively. Additional details regarding Mr. Fiske’s and Mr. O’Connell’s employment agreements are included under “Employment Agreement for John Fiske” and “Severance Agreement and Change in Control Agreement for Richard O’Connell” below and under “Other Fiscal 2009 Compensation Matters” in the Compensation Discussion and Analysis. These stock awards vest 25%, 25% and 50% on the first, second and third anniversaries, respectively, of the grant date. Each executive that holds outstanding shares of restricted stock has the right to dividends and to vote with respect those shares. All unvested shares of restricted stock automatically vest upon a change in control.

All Other Options Awards (Column (H))

All stock option awards shown in the column were granted in fiscal 2009 under our 2003 Executive Stock Based Incentive Plan as part of our long-term incentive program.

Stock options vest in one-third annual increments over the first three years of a ten year option term. Holders of unexercised stock options have no rights as stockholders, including no voting rights or dividend rights. All unvested options automatically vest on a change in control.

Additional details regarding the 2009 stock option awards are included under “Long-Term Incentive Program — Fiscal 2009 Equity Awards” in the Compensation Discussion and Analysis.

Exercise or Base Price of Option Awards (Column (I))

This column shows the exercise price for stock options granted in fiscal 2009, which was the closing price of our Common Stock on the grant date of the options.

Grant Date Fair Value of Stock and Option Awards (Column (J))

This column shows the full grant date fair value of stock options and restricted stock under FASB ASC Topic 718 granted to each of the NEOs in fiscal 2009. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting period.

For restricted stock, fair value was calculated using the closing price of our Common Stock on the grant date. For stock options, fair value was calculated using the Black-Scholes value on the grant date. The fair value shown for restricted stock and option awards granted in fiscal 2009 are accounted for in accordance with FASB ASC Topic 718. For additional information on valuation and valuation assumptions, refer to Note 7 to our 2009 Form 10-K. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table provides information concerning the current holdings of unexercised and unvested stock options, unvested shares of restricted stock and unvested PARS for each of the NEOs as of the end of fiscal 2009. The market value of restricted stock and PARS is based on the closing market price of our Common Stock on the NYSE as of January 29, 2010 (the last trading day of our 2009 fiscal year), which was $11.26 per share.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
	Option Awards					Stock Awards
									Equity Incentive
									Plan Awards:
									Market or
			Equity Incentive					Equity Incentive	Payout Value
			Plan Awards:					Plan Awards:	of Unearned
	Number of	Number of	Number of			Number of	Market Value	Number of	Shares,
	Securities	Securities	Securities			Shares or	of Shares	Unearned Shares,	Units or
	Underlying	Underlying	Underlying			Units of	or Units	Units or	Other
	Unexercised	Unexercised and	Unexercised	Option		Stock That	of Stock	Other Rights	Rights That
	Exercisable	Unexercisable	Unearned	Exercise	Option	Have Not	That Have	That Have	Have Not
	Options	Options	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Trudy F. Sullivan	216,666	108,334		22.70	8/7/2015	175,000 (G.5)	1,970,500
	25,366	50,734		9.93	3/14/2018	55,500 (G.7)	624,930
	0	187,100		2.36	4/30/2019
Michael Scarpa	25,000	50,000		2.00	12/4/2018	93,750 (G.9)	1,055,625
	0	131,250		2.36	4/30/2019
Michael Smaldone	10,000	5,000		12.85	12/17/2017	17,500 (G.6)	197,050
	0	131,250		2.36	4/30/2019
John Fiske, III	23,333	11,667		24.06	4/2/2017	12,500 (G.4)	140,750
	10,133	20,267		9.93	3/14/2018	22,200 (G.7)	249,972
						16,250 (G.8)	182,975
	0	74,800		2.36	4/30/2019	158,189 (G.10)	1,781,208
Richard T. O’Connell, Jr.	46,000	0		19.00	3/9/2010
	46,000	0		46.94	3/6/2011
	46,000	0		35.80	3/7/2012
	35,000	0		25.00	3/13/2013
	35,000	0		33.92	3/11/2014
	35,000	0		31.62	3/11/2015	12,500 (G.1)	140,750
	35,000	0		25.56	3/3/2016	12,500 (G.2)	140,750
	40,000	20,000		24.91	3/9/2017	20,000 (G.3)	225,200
	10,133	20,267		9.93	3/14/2018	22,200 (G.7)	249,972
						20,300 (G.8)	228,578
	0	74,800		2.36	4/30/2019	50,000 (G.10)	563,000
Paula Bennett	6,666	0		7.95	7/1/2012
Basha Cohen	5,000	0		12.85	5/22/2012

Option Awards (Columns (B), (C), (E) and (F))

As shown in the table below, unless otherwise noted, all stock option awards reflected in these columns for our current NEOs either vested or will vest in one-third annual increments over the first three years of the ten year option term (or eight year option term in the case of Ms. Sullivan’s August 2007 appointment grant of an option to purchase 325,000 shares).

Option Expiration Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date

8/7/2015	8/7/2008	8/7/2009	8/7/2010
3/14/2018	3/14/2009	3/14/2010	3/14/2011
4/30/2019	4/30/2010	4/30/2011	4/30/2012
12/4/2018	12/4/2009	12/4/2010	12/4/2011
4/2/2017	4/2/2008	4/2/2009	4/2/2010
3/9/2010	3/9/2001	3/9/2002	3/9/2003
3/6/2011	3/6/2002	3/6/2003	3/6/2004
3/7/2012	3/7/2003	3/7/2004	3/7/2005
3/13/2013	3/13/2004	3/13/2005	3/13/2006
3/11/2014	3/11/2005	3/11/2006	3/11/2007
3/11/2015	3/11/2006	3/11/2007	3/11/2008
3/3/2016	3/3/2007	3/3/2008	3/3/2009
3/9/2017	3/9/2008	3/9/2009	3/9/2010
12/17/2017	12/17/2008	12/17/2009	12/17/2010

Unvested options automatically vest on a change in control. Ms. Sullivan’s unvested options also automatically vest upon the occurrence of the events described under “Potential Payments Upon Termination or CIC — Employment Agreement for Trudy F. Sullivan” below.

Ms. Cohen and Ms. Bennett separated from employment with the Company effective May 22, 2009 and July 2, 2009, respectively. Each of these executives forfeited any outstanding unvested options that they held at the time of their respective separations from employment. The options reported in column (B) for Ms. Cohen and Ms. Bennett represent the vested outstanding stock options that each executive held upon her separation from employment with the Company. These stock options remain outstanding and exercisable for three years following the effective date of separation from employment (but in no event beyond the original expiration date), as reflected in column (F). Following the 2009 fiscal year end, Ms. Bennett exercised her outstanding stock options.

Stock Awards (Columns (G) and (H))

As indicated in the footnotes below, all awards reflected in column (G) represent restricted stock or PARS. PARS shown in column (G) are subject to the following general vesting schedule: if our average return on net assets (RONA) over the three-year period following the grant date as compared to RONA of a peer group of retail companies exceeds certain levels, all or one-half of the PARS would vest at that time, based on the level of achievement against the performance goals. If not earlier vested, PARS will vest five years from the grant date, subject to continued employment. The footnotes below indicate the specific vesting schedules for each PARS grant as well as for grants of time-vested restricted stock.

(G.1) PARS granted on March 11, 2005, which vested on March 11, 2010, subject to continued employment. Based on our achievement against the performance goals, none of the PARS award was subject to earlier vesting.

(G.2) PARS granted on March 3, 2006, which will vest on March 3, 2011, subject to continued employment. Based on our achievement against the performance goals, none of the PARS award was subject to earlier vesting.

(G.3) PARS granted on March 9, 2007, which will vest on March 9, 2012, subject to continued employment. Based on our achievement against the performance goals, none of the PARS award was subject to earlier vesting.

(G.4) PARS granted on April 2, 2007, which will vest on March 9, 2012, subject to continued employment. Based on our achievement against the performance goals, none of the PARS award was subject to earlier vesting.

(G.5) Restricted stock granted on August 7, 2007 to Ms. Sullivan pursuant to her employment agreement, which vested on March 15, 2010.

(G.6) Restricted stock granted on December 17, 2007 to Mr. Smaldone pursuant to his employment agreement. Of these shares, 8,750 will vest on December 17, 2010 and 8,750 will vest on December 17, 2011.

(G.7) Restricted stock granted on March 14, 2008. Of these shares, 7,500 for each of Messrs. Fiske and O’Connell and 18,500 for Ms. Sullivan vested on March 14, 2010, and the remaining shares will vest on March 14, 2011.

(G.8) Special retention shares of Restricted Stock granted on March 14, 2008. Of these shares 50% vested on March 14, 2010 and 50% will vest on March 14, 2011.

(G.9) Restricted stock granted on December 4, 2008 to Mr. Scarpa pursuant to his employment agreement. Of these shares, 31,250 will vest on December 4, 2010 and the remaining shares will vest on December 4, 2011.

(G.10) Restricted stock granted on April 30, 2009, which vests over a three-year period as follows: 25% on April 30, 2010, 25% on April 30, 2011 and 50% on April 30, 2012.

As referenced above, Ms. Cohen and Ms. Bennett separated from employment with the Company effective May 22, 2009 and July 2, 2009, respectively. Each of these executives forfeited any outstanding unvested restricted stock awards that they held at the time of their respective separations from employment during fiscal 2009. As a result, Ms. Cohen and Ms. Bennett did not hold any outstanding unvested restricted stock awards at fiscal year end.

Unvested PARS and restricted stock awards automatically vest on a change in control. For information regarding additional vesting provisions related to Ms. Sullivan’s unvested restricted stock awards upon the occurrence of certain termination events, see “Potential Payments Upon Termination or CIC — Employment Agreement for Trudy F. Sullivan” below.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table provides information concerning stock option exercises and the vesting of PARS or other restricted stock awards for each of the NEOs during fiscal 2009.

(A)	(B)	(C)	(D)	(E)
	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Trudy F. Sullivan	—	—	106,000	324,360
Michael Scarpa	—	—	31,250	225,000
Michael Smaldone	—	—	8,750	72,800
John Fiske, III	—	—	32,260	130,288
Richard T. O’Connell, Jr.	—	—	19,900	59,644
Paula Bennett	—	—	—	—
Basha Cohen	—	—	—	—

Value Realized on Vesting (Column (E))

The amounts in column (E) reflect the number of shares vested multiplied by the market value per share on the vesting date. These amounts have not been reduced to reflect the amount paid to us by the award recipient at the time of grant (which was $0.01 per share, the par value of the stock). Beginning in 2007, we began to pay the $0.01 per share on behalf of the award recipient. The value realized on vesting reflects the amounts received before payment of any applicable withholding tax or broker commissions.

PENSION BENEFITS FOR FISCAL 2009

The following table provides information for each of the NEOs with respect to our pension plans:

•	The Talbots, Inc. Pension Plan (“Retirement Plan” or “Retirement”), and

•	The Talbots, Inc. Supplemental Executive Retirement Plan (“SERP”)

For purposes of quantifying the present values of accumulated benefits discussed below, the valuation method and material assumptions discussed in Note 15 to our 2009 Form 10-K were used.

(A)	(B)	(C)	(D)	(E)
			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Trudy F. Sullivan	Retirement	1	28,309	0
	SERP	1	254,197	0
Michael Scarpa	Retirement	0	0	0
	SERP	0	0	0
Michael Smaldone	Retirement	1	10,657	0
	SERP	1	44,563	0
John Fiske, III	Retirement	2	21,570	0
	SERP	2	9,428	0
Richard T. O’Connell, Jr.	Retirement	22	518,133	0
	SERP	22	771,478	0
Paula Bennett	Retirement	0	0	0
	SERP	0	0	0
Basha Cohen	Retirement	1	14,650	0
	SERP	1	25,731	0

Fiscal 2009 Decision to Freeze the Company’s Defined Benefit Pension Plans

As discussed above in the Compensation Discussion and Analysis under “Retirement Benefits,” in 2009, as part of our cost-saving initiatives, our Board made the decision to freeze the tax-qualified Retirement Plan and our non-qualified Supplemental Executive Retirement Plan with respect to all participants. As further described below, effective May 1, 2009, benefit accruals under the Retirement Plan and the SERP ceased for all participants, and the accrued benefits under these plans were frozen as of that date; however, participants’ service after the effective date of the freeze continues to be taken into account under these plans for purposes of vesting and eligibility for early retirement benefits. The values reflected above in Column (C) of the “Pension Benefits for Fiscal 2009” Table represent the credited years of service each NEO has accrued for purposes of benefit accrual. For purposes of vesting and eligibility for early retirement benefits, each of the NEOs who is a participant in our defined benefit pension plans has accrued the following number of years of service: Ms. Sullivan, 2 years; Mr. Smaldone, 2 years; Mr. Fiske, 5 years; Mr. O’Connell, 23 years. Ms. Cohen had one year of vesting service at the time she ceased employment with the Company.

Retirement Plan

Each of our NEOs participated in the Retirement Plan during fiscal 2009, except for (i) Mr. Scarpa who was ineligible to participate as a result of a freeze on participation that was implemented with respect to any employees hired on and after January 1, 2008 and (ii) Ms. Bennett who was ineligible to participate because she worked for the J. Jill business unit (employees who worked for a J. Jill business unit were not eligible to participate in the

Retirement Plan). The annual retirement benefit (payable as a single life annuity at the normal retirement age of 65) is determined under the following formula:

1.15% of average final compensation up to covered compensation, plus
1.60% of average final compensation in excess of covered compensation times
Years of credited service (or fraction) up to 30 years
less
Any predecessor plan benefit.

Average final compensation is the average of a participant’s five highest years of compensation within the last ten years of service; however, due to the freeze, compensation paid after April 30, 2009 is not taken into account for purposes of determining average final compensation. Covered compensation is the average of the taxable wage base (as published by the IRS) in effect for each calendar year during the period (up to 35 years) ending with the year in which the participant attains Social Security retirement age.

Compensation means base salary and bonus paid by us during the plan year and also includes pre-tax contributions made by the executive under the RSVP (401(k) savings plan) and any other salary reductions made under our cafeteria plan. Severance pay and deferrals to the Deferred Compensation and Supplemental Savings Plans are not included in compensation. As noted above, compensation paid after April 30, 2009 is not taken in account.

The annual compensation of each participant (including each of the eligible NEOs) that can be taken into account under the Retirement Plan is limited by IRS rules. For 2009, the annual compensation limit was $245,000.

For purposes of determining optional forms of payment, except lump sum payments, the following actuarial assumptions are used: 1984 Unisex Pension Mortality Table with a two year set back in age and an interest rate of 7.5%.

For purposes of determining lump sum payments, the actuarial assumptions prescribed under IRC Section 417(e) are used. A participant may receive a lump sum payment if the present value of his or her benefit is not more than $5,000.

A participant is generally credited with a year of service for each year in which he or she completed 1,000 hours of service. We do not have a policy or historical practice of granting additional years of credited service to executive officers. A participant vests in his or her benefit under the Retirement Plan upon completing five years of vesting service. With respect to former J. Jill employees, including Mr. Fiske, whose employment was transferred to Talbots when The J. Jill Group, Inc. was acquired by Talbots in May 2006 and became participants in the Retirement Plan, their service with J. Jill is taken into account for purposes of determining years of vesting service under the Retirement Plan. However, for these former J. Jill employees, only compensation and years of service with Talbots are taken into account for purposes of benefit accrual.

Due to the freeze of the Retirement Plan, participants are not credited with any service under the Retirement Plan following April 30, 2009 for purposes of benefit accrual. However, participants’ service after April 30, 2009 continues to be taken into account under the Retirement Plan for purposes of vesting and eligibility for early retirement benefits.

In addition, as described above in the Compensation Discussion and Analysis under “Retirement Benefits,” our CEO’s original employment agreement entered into upon her hiring provided that if we materially reduced or eliminated our defined pension benefit for Ms. Sullivan, then we would be required to provide a substantially comparable replacement benefit as reasonably determined by the Compensation Committee. In response to the defined benefit plan freeze, the Committee, with the assistance of its outside independent compensation consultant and in exchange for a release of all future defined benefit accruals, approved making six equal payments of $200,000 over six months to the CEO, which is reported above in column (I) of the Summary Compensation Table. This payment reflected the Committee’s consideration of various alternatives to satisfying this replacement benefit.

A participant who is vested in his or her benefit upon termination from employment is eligible to receive benefits beginning at normal retirement age (age 65) or a reduced benefit beginning at age 55. For a participant who continued to work for us after reaching age 65, the participant’s compensation and years of service after age 65 were taken into account in determining his or her benefit. However, as a result of the freeze of the Retirement Plan, compensation and service after April 30, 2009 are no longer taken into account.

If a participant retires between ages 55 and 65 with at least 10 years of vesting service, he or she is eligible for a subsidized early retirement benefit payable at any time before age 65. The amount of the normal retirement benefit will be reduced by 2% for each of the first 3 years, and by 4% for each of the next 7 years, that payment begins before age 65. However, if a participant begins receiving benefits before age 65 but is not eligible for a subsidized early retirement benefit, the normal retirement benefit will be reduced by 6% for each of the first 5 years, and by 4% for each of the next 5 years, that payments begin before age 65. Of the NEOs who participated in the Retirement Plan at the end of fiscal 2009, Mr. O’Connell had reached age 55 and completed at least 10 years of vesting service and is therefore eligible for the subsidized early retirement benefit.

Ms. Cohen’s employment with the Company terminated in May 2009. Ms. Cohen was not entitled to a benefit under the Retirement Plan because she was not vested in her accrued benefit at the time of termination.

The normal form of benefit for an unmarried participant is a single life annuity. The normal form of benefit for a married participant is a 50% qualified joint and survivor annuity. This joint annuity is a reduced amount to take into account that payments will be made to the participant’s spouse after the participant dies. The optional forms of payment include a single life annuity, a contingent annuity (50%, 75%, or 100%) and a period certain annuity.

Supplemental Executive Retirement Plan

Various provisions of the IRC limit the amount of compensation used in determining the amount of benefits that can be paid under the Retirement Plan. In addition, any compensation deferred under our Deferred Compensation Plan or our Supplemental Savings Plan may also not be taken into consideration for purposes of determining the amount of benefits to be paid under the Retirement Plan. We established the SERP to pay that part of the pension benefit that cannot be paid to our senior executives as a result of the IRC limitation on compensation and the exclusion of deferrals to the Deferred Compensation Plan and the Supplemental Savings Plan.

Key management employees, including all Talbots vice presidents and above, whose benefits under the Retirement Plan either (a) are limited by tax rules or (b) would have been increased due to the inclusion of certain deferred compensation in his or her average final compensation, are eligible to participate in the SERP. Ms. Sullivan, Mr. Fiske, Mr. O’Connell and Mr. Smaldone are participants in the SERP, and while employed with the Company, Ms. Cohen was also a participant in the SERP. A freeze on participation in the SERP was implemented with respect to any employees hired on and after January 1, 2008. As a result, Mr. Scarpa does not participate in the SERP, and Ms. Bennett did not participate in the SERP while employed with the Company. As with the Retirement Plan, benefit accrual under the SERP was frozen with respect to all then-current participants effective May 1, 2009. As discussed above, pursuant to her employment agreement, Ms. Sullivan became entitled to a substantially comparable replacement benefit as reasonably determined by the Compensation Committee as a result of this freeze with respect to future benefit accruals under the Plan.

Under the SERP, a participant is entitled to receive the difference between (i) the amount under the Retirement Plan that he or she would have received but for the application of the IRC limit on compensation or the exclusion of certain deferred cash awards, and (ii) the benefit that he or she is actually entitled to under the Retirement Plan (plus the benefit payable under a predecessor’s supplemental executive retirement plan).

Benefits under the SERP are determined using the same actuarial assumptions that are used to determine benefits under the Retirement Plan.

A participant is generally credited with a year of benefit service for each year in which he or she completed 1,000 hours of service. We do not have a policy or historical practice of granting additional years of credited service to executive officers, although in certain instances we may contractually agree to provide additional service upon a termination without cause or for good reason. Years of service for former J. Jill employees whose employment was transferred to a Talbots brand business unit following Talbots’ May 2006 acquisition of The J. Jill Group, Inc. are calculated in the same manner as described above with respect to the Retirement Plan. A participant vests in his or her benefit under the SERP upon completing five years of vesting service, subject to earlier vesting as may be contractually provided under the SERP in the event of certain events such as a change in control, termination without cause or for good reason, or disability or death. Of the NEOs that are participants in the SERP (or were participants prior to termination of employment), Messrs. Fiske and O’Connell are vested in their benefits; Ms. Sullivan and Mr. Smaldone are not yet vested in their benefits; and Ms. Cohen was not vested at the time of her termination of employment and therefore was not entitled to a benefit under the SERP.

Until December 31, 2008, a participant’s benefit under the SERP was paid in the same form and at the same time benefits were paid under the Retirement Plan, subject to any restrictions on timing of payment under IRC 409A (which concerns the permissible timing of payment of deferred compensation). As of January 1, 2009, the timing and form of payment for the Retirement Plan and the SERP are required to be made pursuant to separate elections. Unless a participant elects an actuarially equivalent optional form of annuity prior to commencement of his or her SERP benefit, the participant’s SERP benefit will be paid in the form of a single life annuity on the later of the (i) first day of the seventh month following the participant’s termination from employment, or (ii) the first day of the month following the participant’s attainment of age 55 after termination from employment.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2009

The following table provides information with respect to the following non-qualified defined contribution and compensation deferral plans for each of our NEOs:

•	The Talbots, Inc. Supplemental Savings Plan (“Supplemental Savings Plan” or “SSP”) and

•	The Talbots, Inc. Deferred Compensation Plan (“Deferred Compensation Plan” or “DCP”).

(A)		(B)	(C)	(D)	(E)	(F)
						Aggregate
		Executive	Registrant	Aggregate	Aggregate	Balance
		Contributions in	Contributions in	Earnings in	Withdrawals/	at Last
	Plan	Last FY	Last FY	Last FY	Distributions	FYE
Name	Name	($)	($)	($)	($)	($)

Trudy F. Sullivan	SSP	16,154	2,308	5,450	123,991	25,334
	DCP	0	0	0	0	0
Michael Scarpa	SSP	0	0	0	0	0
	DCP	0	0	0	0	0
Michael Smaldone	SSP	0	0	0	0	0
	DCP	0	0	0	0	0
John Fiske, III	SSP	0	0	0	0	0
	DCP	0	0	11,154	0	32,383
Richard T. O’Connell, Jr.	SSP	28,486	0	46,556	0	401,454
	DCP	0	0	131,641	0	451,991
Paula Bennett	SSP	0	0	0	0	0
	DCP	0	0	0	0	0
Basha Cohen	SSP	0	0	8,229	98,704	0
	DCP	0	0	0	0	0

Executive Contributions in Last Fiscal Year (Column (B))

The amounts reported in this column reflect, on a cash basis, NEO contributions during fiscal 2009 to our Supplemental Savings Plan, a non-qualified defined contribution plan, and the Deferred Compensation Plan, a non-qualified deferred compensation plan. The contribution amounts to these plans are also reported as compensation to the NEOs for fiscal 2009 in the Summary Compensation Table above as follows: Ms. Sullivan, $18,462; and Mr. O’Connell $28,486.

Registrant Contributions in Last Fiscal Year (Column (C))

The amounts reported in this column reflect, on a cash basis, our contributions for each of the NEOs in fiscal 2009 under the Supplemental Savings Plan. As described above under “All Other Compensation”, in 2009, the decision was made to suspend matching contributions under the SSP and our tax qualified RSVP 401(k) saving plan for fiscal 2009 (no matching contributions are made under the Deferred Compensation Plan). The matching contributions reported in this column reflect contributions made with respect to deferrals prior to the implementation of the freeze. Effective January 1, 2010, the Company reinstated matching contributions under the RSVP 401(k) savings plan. Amounts reported in this column, as well as our contributions under the RSVP 401(k) savings plan, are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2009 and quantified in the “All Other Compensation” table that appears in the footnotes following the Summary Compensation Table.

Aggregate Earnings in Last Fiscal Year (Column (D))

The amounts reported in this column are deemed investment returns in fiscal 2009 on all amounts attributable to total employee contributions and total registrant contributions for all years for each of the NEOs under the non-qualified defined contribution and non-qualified deferred compensation plans.

Aggregate Withdrawals/Distributions (Column (E))

No withdrawals or distributions were made to any of the NEOs under the Supplemental Savings Plan or the Deferred Compensation Plan in fiscal 2009, with the exception of those reported in Column (E) above. The amount reported in column (E) for Ms. Cohen reflects the total distribution amount to which she became entitled in connection with her separation from employment, which was paid in a lump sum pursuant to her distribution election six months following her termination of employment.

Aggregate Balance at Last FYE (Column (F))

If a person was a NEO in previous years’ proxy statements, the amount reported in this column includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. All of Ms. Sullivan’s deferrals and matching contributions under the SSP have been previously reported as compensation to Ms. Sullivan in the Summary Compensation Tables for 2007 and 2008, and with respect to the amount reported in this column for Mr. O’Connell, $55,073 has been previously reported as compensation in the Summary Compensation Tables for 2007 and 2008.

Supplemental Savings Plan

All of the NEOs were eligible to participate in the Supplemental Savings Plan in fiscal 2009. During fiscal 2009, only Ms. Sullivan and Mr. O’Connell deferred compensation into the Supplemental Savings Plan.

A participant may voluntarily elect to defer 1% to 60% of his or her compensation to the Supplemental Savings Plan. Under the SSP, compensation means salary and bonus paid during the plan year. Deferrals under the SSP are in addition to the pre-tax contributions, if any, that the participant makes to the Talbots 401(k) plan (which is called the Retirement Savings Voluntary Plan or RSVP).

All amounts credited under the Supplemental Savings Plan are immediately vested.

Prior to February 2009, a participant received matching contributions under the Supplemental Savings Plan equal to 50% of his or her pre-tax deferrals up to 6% of his or her compensation deferred less the amount of matching contributions made to the RSVP on the participant’s behalf. However, as discussed in the Compensation Discussion and Analysis under “Retirement Benefit Plans,” in February 2009, the decision was made to suspend matching contributions on a going-forward basis under both the RSVP and the Supplemental Savings Plan. In January 2010, the Company recommenced making matching contributions under the RSVP. Participants make deemed investments of their hypothetical account balances (this plan is not “funded”). These hypothetical accounts could be invested in any combination of the following funds during fiscal 2009:

•	Nationwide NVIT Money Market — Class V

•	Nationwide NVIT Government Bond — Class I

•	PIMCO VIT Real Return — Admin Shares

•	PIMCO VIT Low Duration — Admin Shares

•	JP Morgan NVIT Balanced — Class I

•	T. Rowe Price Equity Income — Class II

•	Dreyfus Stock Index — Initial Shares

•	Oppenheimer Capital Appreciation VA — Non-Service Shares

•	Goldman Sachs VIT Mid Cap Value

•	Fidelity VIP III Mid Cap — Service Class

•	T. Rowe Price Mid Cap Growth — Class II

•	Nationwide Multi-Manager NVIT Small Company — Class I

•	Dreyfus VIF International Value — Initial Shares

•	AIM V.I. International Growth — Series I Shares

•	Van Eck WIT Worldwide Emerging Markets — Initial Class

The rate of return earned on the NEO’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed invested. The weighted average rate of return for the NEOs in fiscal 2009 was (25.32)%. The participant may change his or her choice of funds at any time.

A participant may elect to have his or her account paid (a) as a scheduled in-service distribution, as described in the next paragraph, or (b) upon termination from employment as a result of retirement or disability as a lump sum or equal annual installments over 2 to 10 years, paid or commencing to be paid six months following employment termination. If a participant’s employment with us ends for a reason other than retirement (having attained age 55 with 10 years of service) or disability, the participant’s account will be paid in a lump sum six months following termination from employment without regard to any election of installment payments. If, however, a participant terminates employment as a result of retirement, disability or otherwise and has an in-service distribution scheduled to be paid to him or her within the six months prior to distribution (or commencement of distribution) of his or her account, then the previously scheduled in-service distribution will still be paid. In addition, if a participant held a vested account balance under the SSP as of December 31, 2004, that amount is deemed “grandfathered” and is not subject to the six month delay of payment following termination. Of all of the NEOs currently eligible to participate in the Supplemental Savings Plan, Mr. O’Connell is the only one who would currently be eligible for a retirement distribution or holds grandfathered amounts under the SSP. Ms. Cohen is no longer an active participant in the SSP due to her separation from employment with us as of May 22, 2009. Information regarding her accumulated benefit under the SSP is reported in the “Non-Qualified Deferred Compensation for Fiscal 2009” table and the accompanying footnotes.

A participant may elect to receive an in-service scheduled distribution to commence no earlier than three years after the beginning of the year in which the deferrals are made to the Supplemental Savings Plan. A participant may elect to have his or her scheduled in-service distribution paid in a lump sum or five annual installments. A participant may also receive a distribution earlier than initially elected in the event of an unforeseeable emergency.

Deferred Compensation Plan

All of the NEOs were eligible to participate in the Deferred Compensation Plan in fiscal 2009; however, none of the NEOs deferred compensation into the Deferred Compensation Plan in fiscal 2009.

A participant may defer 5% to 75% of annual gross salary. Gross salary is base compensation excluding bonuses and incentive compensation. A participant may also defer 5% to 100% of the amounts paid in the form of discretionary bonuses or incentive compensation. All amounts credited under the Deferred Compensation Plan are immediately vested. We have not historically made any matching contributions under the Deferred Compensation Plan.

Participants make deemed investments of their hypothetical account balances in any combination of the funds that are listed under “Supplemental Savings Plan” above. The rate of return earned on the NEO’s hypothetical account balance is based on the actual performance of the funds in which he or she is deemed vested. The weighted average rate of return for the NEOs in fiscal 2009 was (25.32)%. The participant may change investment choices at any time.

A participant may elect to have his or her account paid (a) as a scheduled in-service distribution, as described in the next paragraph, or (b) upon termination from employment as a result of retirement or disability as a lump sum or equal annual installments over 2 to 10 years, paid or commencing to be paid six months following employment termination. If a participant’s employment with us ends for a reason other than retirement (having attained age 55 with 10 years of service) or disability, the participant’s account will be paid in a lump sum six months following termination from employment without regard to any election of installment payments. If, however, a participant terminates employment as a result of retirement, disability or otherwise and has an in-service distribution scheduled to be paid to him or her within the six months prior to distribution (or commencement of distribution) of his or her account, then the previously scheduled in-service distribution will still be paid. In addition, if a participant held a vested account balance under the DCP as of December 31, 2004, that amount is deemed “grandfathered” and is not subject to the six month delay of payment following termination. Of all of the NEOs currently eligible to participate in the Deferred Compensation Plan, Mr. O’Connell is the only one who would currently be eligible for a retirement distribution or holds grandfathered amounts under the DCP.

A participant may elect to receive an in-service scheduled distribution to commence no earlier than three years after the beginning of the year in which the deferrals are made to the Deferred Compensation Plan. A participant may elect to have his or her scheduled in-service distribution paid in a lump sum or five annual installments. A participant may also receive a distribution earlier than initially elected in the event of an unforeseeable emergency.

POTENTIAL PAYMENTS UPON TERMINATION OR CIC

Employment Agreement for Trudy F. Sullivan

The Company and Ms. Sullivan entered into an employment agreement when the Board appointed Ms. Sullivan to the position of President and Chief Executive Officer and a member of our Board of Directors. The term of her employment agreement has an initial term ending at the end of our 2011 fiscal year, with one-year automatic renewal terms unless six months’ notice is provided by either party. It was also agreed that Ms. Sullivan will be nominated as a director each year during the term of her agreement.

Ms. Sullivan’s agreement sets her base annual salary at $1,000,000, which is to be reviewed annually for potential increases. Under her agreement, she is eligible for an annual incentive award opportunity of 120% of base salary, and participation for fiscal 2007 was guaranteed at a minimum of $1,000,000. As a special inducement award and make-whole payment, upon employment commencement, Ms. Sullivan received a cash payment of $3,052,000. Ms. Sullivan is eligible to participate in our equity plan and any other long-term incentive plan for our senior executives that may be established.

As initial long-term equity incentive inducement awards, Ms. Sullivan was granted (i) 350,000 shares of restricted stock on the first day of her employment, vesting in increments of 25%, 25% and 50% over a three-year period and (ii) an option to purchase 325,000 shares at an exercise price of $22.70 per share, which was the NYSE closing price of Talbots common stock on the date of the option grant. The stock option included a tandem stock-settled stock appreciation right feature exercisable solely by us. The stock option vests in three equal annual installments on the first through third anniversaries of the grant date and has a term of eight years. As of March 15, 2010, Ms. Sullivan’s sign-on restricted stock grant vested in full. Her sign-on option grant is subject to continued employment except for death, disability or termination without cause or for good reason, and any unvested portion of this option award will accelerate on a termination by us without cause, termination by Ms. Sullivan for good reason, death or disability, or a change in control.

Under her agreement, future annual-cycle equity awards under the equity plan will generally be made on a basis at least as favorable to Ms. Sullivan as the annual equity grants being made at the same time to the other of our senior executives as may be approved by the Compensation Committee.

Pursuant to her agreement, Ms. Sullivan is eligible to participate in all benefit plans generally available to our senior executives as well as life insurance coverage of two times base salary. She is also entitled to certain perquisites (including commuting expense between New York and our headquarters and a housing allowance) up to $250,000 per annum.

If her employment is terminated without cause or for good reason, Ms. Sullivan is entitled to receive a separation allowance equal to two times base salary plus two times target bonus under our annual incentive plan payable over a 24-month severance period, and continued participation in our medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year.

If Ms. Sullivan’s employment is terminated without cause or for good reason within 24 months following a change in control, she will receive a lump sum separation allowance, subject to Section 409A, equal to two times base salary plus two times target bonus under our annual incentive plan, and continued participation in our medical, dental, long-term disability and life insurance programs for up to 24 months. Ms. Sullivan will also be entitled to (i) any annual incentive award earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for the fiscal year in which employment terminates determined and paid based on actual performance achieved for that fiscal year. Upon any change in control, all then outstanding stock options/SARs, restricted stock and restricted stock unit awards vest in full. She would also be entitled to a gross up in connection with any parachute payment excise tax under Internal Revenue Code Section 4999 for payments in connection with a change in control, such that she would be in the same after-tax position she would have been had no excise tax been imposed, subject to a limited cutback of payments to her under certain conditions.

In addition, upon termination without cause or for good reason within the initial 4 1/2 year term of the agreement or any failure of us to renew the agreement at the end of the initial 4 1/2 year term other than for cause, all then unvested outstanding stock options/SARs would automatically vest and all then unvested restricted stock or restricted stock unit awards would continue to vest for 24 months.

Our failure to renew the agreement at the end of any term other than for cause, normal retirement, death or disability will be considered a termination without cause. Ms. Sullivan’s failure to renew the agreement at the end of any term other than for normal retirement or good reason will be treated as a voluntary termination by Ms. Sullivan without good reason. Either party may voluntarily terminate employment on or after normal retirement age of 65.

Ms. Sullivan has agreed to refrain from solicitation or hiring of our personnel for 18 months following termination of employment, and for 18 months following any employment termination not to engage in a competitive business. In addition, upon a breach of the non-competition or non-solicitation covenants, we would have the right to terminate any severance payments and benefits and to recover any severance payments and benefits previously paid.

Under Ms. Sullivan’s agreement, the term “cause” means, generally, (i) the executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal law or state law; (ii) fraudulent conduct by the executive in connection with our business affairs; (iii) theft, embezzlement, or other criminal misappropriation of funds by the executive (other than good faith expense account disputes or de minimus amounts); (iv) the executive’s willful refusal to materially perform her executive duties; (v) the executive’s willful misconduct, which has, or would have if generally known, a materially adverse effect on the business or our reputation; or (vi) the executive’s material breach of a covenant, representation, warranty or obligation under her employment agreement.

“Good reason” means, generally, without the executive’s written consent (i) a reduction by us in the executive’s base salary or target bonus, or a breach of our obligations with regard to certain perquisites, (ii) the Board materially reduces the executive’s authority, responsibilities or duties such that the executive no longer has the title of, or serves or functions as, our chief executive officer, (iii) we fail to maintain an annual and long-term incentive program for senior executives in which the executive participates; (iv) we fail to maintain for the executive our defined benefit supplemental executive retirement plan, unless replaced for the executive with a substantially comparable benefit; (v) failure of the Board to nominate the executive for election to the Board of Directors at an annual meeting of shareholders or failure of the executive to have been elected by the shareholders to the Board at any time; (vi) our requiring the executive to be based at a location in excess of thirty-five miles from the location of our principal executive office, except for required travel on our business; (vii) we fail to obtain the written assumption of its obligations under her employment agreement by a successor not later than the consummation of a merger, consolidation or our sale; or (viii) a material breach by us of our obligations under the employment agreement; which, as to each event, is not remedied by us within 30 days of receipt of written notice. The executive may only exercise her right to terminate for good reason within 120 days immediately following the occurrence of any of these events.

“Change in control” is defined in our 2003 Executive Stock Based Incentive Plan and means, generally, (i) any person or persons (other than us or any of our subsidiaries and AEON or any of its subsidiaries or affiliates) acquires more than 25 percent of our outstanding voting shares and no other person or persons owns a greater percentage of our voting shares or (ii) individuals who presently make up our Board or who become members of our Board with the approval of the existing Board cease to be at least a majority of the Board.

The Company’s employment agreement with Ms. Sullivan, which was entered into in connection with her initial hiring in 2007, provided that if the Company materially reduced or eliminated the defined benefit SERP, then the Company would provide a substantially comparable benefit in replacement. In February 2009, the Company determined to freeze our Retirement Plan and the SERP, effective as of May 1, 2009. On June 18, 2009, in response to the freeze, the Company and Ms. Sullivan entered an amendment to her employment agreement pursuant to which Ms. Sullivan waived and released all claims to future benefit accruals under both the Retirement Plan and the SERP in exchange for the Company making six equal payments of $200,000 over six months to Ms. Sullivan.

Employment Agreement for Michael Scarpa

Michael Scarpa was appointed as our Chief Operating Officer effective as of December 4, 2008 and assumed the duties of Chief Financial Officer on January 5, 2009. Mr. Scarpa also serves as our Treasurer.

Mr. Scarpa’s employment agreement set his base salary at $775,000 per year, which is to be reviewed annually for potential increases. Mr. Scarpa also received a $150,000 signing bonus at the commencement of his employment. In the event Mr. Scarpa voluntarily left us, resigned other than for good reason, or his employment was terminated for cause during his first year of employment, he would have been required to reimburse us for this signing bonus. Under his agreement, Mr. Scarpa is eligible for a target annual incentive award opportunity of 100% of base salary, and participation for fiscal 2009 is guaranteed at a minimum of $387,500 (which equals one-half his target award opportunity for that year) unless he voluntarily leaves, resigns other than for good reason or his employment is terminated for cause prior to the date that fiscal 2009 bonuses are paid to our senior officers. Mr. Scarpa is also eligible to participate in our equity plan.

As initial long-term equity incentive inducement awards, Mr. Scarpa was granted (i) 125,000 shares of restricted stock, vesting 25% on December 4, 2009, 25% on December 4, 2010, and 50% on December 4, 2011 and (ii) an option to purchase 75,000 shares at an exercise price of $2.00 per share, which was the NYSE closing price of our Common Stock on the date of the option grant. The stock option vests in three equal annual installments on the first through third anniversaries of the grant date and has a term of ten years.

Pursuant to his agreement, Mr. Scarpa is eligible to participate in all benefit plans generally available to our senior executives, and is entitled to certain perquisites commensurate with the chief operating officer level (including an automobile allowance and reimbursement of financial planning costs). In addition, Mr. Scarpa is eligible for a relocation allowance during the first two years of his employment. Mr. Scarpa will be required to reimburse us for total relocation expenses paid to him if he voluntarily leaves, resigns for other than good reason or his employment is terminated for cause during the one-year period following his relocation. Mr. Scarpa is also entitled to receive a housing and commuting allowance for him and his spouse of $10,000 per month unless and until he relocates to the Hingham, Massachusetts area. In the event Mr. Scarpa is terminated without cause or due to death or disability, or he terminates his employment for good reason, we will assume responsibility for lease payments for his Boston area housing rental for a period of up to one year immediately following the termination (not to exceed an amount equal to 12 months of his above-stated housing and commuting monthly allowance).

If employment is terminated without cause or for good reason, Mr. Scarpa is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Pursuant to his change in control agreement, in the event that Mr. Scarpa’s employment is terminated without cause or for good reason (as defined in the agreement) within 12 months following a change in control, he will receive a lump sum separation allowance, subject to Section 409A, equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in our benefit programs for up to one year following termination. Under Mr. Scarpa’s change in control agreement, “change in control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Mr. Scarpa has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment, and for 18 months following any employment termination, not to engage in a competitive business. In addition, 10 days following written notice of an uncured material breach of Mr. Scarpa’s confidentiality, non-competition or non-solicitation covenants, we have the right to terminate any severance payments and benefits and the right to recover any severance payments and benefits previously paid to him. In the event that Mr. Scarpa’s employment is terminated without cause within 12 months following a change in control and he is paid severance pursuant to and as calculated under the terms of the change in control agreement or any amendment or successor agreement thereto, Mr. Scarpa has agreed to abide by the non-competition covenant for (i) a period of 12 months following such termination of employment, or (ii) if greater, the period of time not to exceed 18 months that is the same as the period of time used to calculate the salary portion of his severance payment, even if such severance payment is paid in a lump sum.

Under Mr. Scarpa’s agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 30 days following written notice from us), (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct in connection with our business or affairs or intentional neglect by the executive in performing his assigned responsibilities.

“Good reason” generally means, without the executive’s written consent (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer serves as a principal officer overseeing our financial matters and our major general operating matters; or (ii) a material reduction in the executive’s annual base salary; which, with respect to subsections (i) and (ii) above, we do not remedy within 45 days of receipt of written notice of such event delivered by the executive to us; provided, that the executive may only exercise his right to terminate employment for good reason within the 90-day period immediately following the occurrence of either of the events described in subsections (i) and (ii) above.

Employment Agreement for Michael Smaldone

Michael Smaldone joined us as our Chief Creative Officer in December 2007. He received a $400,000 signing bonus, payable in two increments as follows: $150,000 upon commencement of his employment, and $250,000 in March 2008.

The employment agreement set Mr. Smaldone’s initial base salary at $725,000 per year, which is to be reviewed annually for potential increases. Under his agreement, he was eligible for an annual incentive award opportunity of 50% of base salary, and participation for fiscal 2008 was guaranteed at a minimum of $362,500. In February 2008, Mr. Smaldone’s annual incentive award opportunity was increased to 90% of base salary.

Mr. Smaldone is also eligible to participate in our equity plan. As initial long-term equity incentive inducement awards, Mr. Smaldone was granted (i) 35,000 shares of restricted stock, vesting in annual one-quarter increments on each of the first four anniversaries of the grant date (December 17, 2007) and (ii) an option to purchase 15,000 shares at an exercise price of $12.85 per share, which was the NYSE closing price of our Common Stock on the date of the option grant. The stock options vest in three equal annual installments on the first through the third anniversaries of the grant date and has a term of ten years.

Pursuant to his agreement, Mr. Smaldone is eligible to participate in all benefit plans generally available to our senior executives and is entitled to certain perquisites commensurate with the executive vice president level (including an annual automobile allowance and reimbursement of financial planning costs).

If employment is terminated without cause or for good reason Mr. Smaldone is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Pursuant to his change in control agreement, in the event that Mr. Smaldone’s employment is terminated without cause (as defined in the agreement) within 12 months following a change in control, he will receive a lump sum separation allowance, subject to Section 409A, equal to his annual base salary plus his target bonus under our annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in our benefit programs for up to one year following termination. Under Mr. Smaldone’s change in control agreement, “change in control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Mr. Smaldone has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment and for 18 months following any employment termination, not to engage in a competitive business. In addition, 30 days following written notice of an uncured material breach of the non-competition or non-solicitation covenants, we have the right to terminate severance payments and benefits.

Under Mr. Smaldone’s employment agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 30 days following written notice from us), (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the conviction of or plea of nolo contendere for any crime involving moral turpitude or any felony, or (iii) any material misconduct or material gross neglect of duties by the executive in connection with our business or affairs.

“Good reason” generally means, without the executive’s written consent, (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer has the title of, or serves, as a senior executive of a major branded business; (ii) a material reduction in the executive’s annual base salary; or (iii) a requirement that the executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s current principal place of business, except for relocation to our principal headquarters location or to the New York metropolitan area or for required travel on business; which, with respect to subsections (i) and (ii) above, we do not remedy within 45 days of receipt of written notice of such event delivered by the executive to us; provided, that the executive may only exercise his right to terminate employment for good reason within the 120-day period immediately following the occurrence of any of the events described in subsections (i) through (iii) above.

Employment Agreement for John Fiske

John Fiske was appointed as our Executive Vice President, Chief Stores Officer effective as of March 20, 2009. Mr. Fiske previously served as our Executive Vice President, Human Resources and Administration.

Mr. Fiske’s employment agreement increased his base salary to $530,000, which is to be reviewed annually for potential increases. Under his agreement, Mr. Fiske is eligible for a target annual incentive award opportunity under any annual incentive plan as may be established of 75% of base salary. Mr. Fiske is also eligible to participate in our equity plan. In connection with his promotion, Mr. Fiske was granted 158,189 shares of restricted stock, vesting 25% on April 30, 2010, 25% on April 30, 2011, and 50% on April 30, 2012.

Pursuant to his agreement, Mr. Fiske is eligible to participate in all benefit plans generally available to our senior executives, and is entitled to certain perquisites commensurate with the executive vice president level (including an automobile allowance and reimbursement of financial planning costs).

Consistent with other severance agreements provided at the executive vice president level, in connection with his appointment Mr. Fiske became a party to a new severance agreement without an expiration date which superseded his previous severance agreement that was scheduled to expire on August 6, 2009. In all other respects, this superseding agreement is substantially the same as his previous agreement. Pursuant to his severance agreement, if Mr. Fiske’s employment is terminated without cause or for good reason he is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Pursuant to his change in control agreement, in the event that Mr. Fiske’s employment is terminated without cause (as defined in the agreement) within 12 months following a change in control, he will receive a lump sum separation allowance, subject to Section 409A, equal to one times the sum of: (i) his annual base salary and (ii) his target annual incentive award opportunity. He will also be entitled to continued participation in our benefit programs for up to one year following termination. Under Mr. Fiske’s change in control agreement, “change in control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Mr. Fiske has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment and has also agreed not to engage in a competitive business for 18 months following any employment termination. In addition, following any uncured breach of Mr. Fiske’s confidentiality, non-competition or non-solicitation covenants, we have the right to terminate any severance payments and benefits and the right to recover any severance payments and benefits previously paid to him.

Under Mr. Fiske’s agreement, the term “cause” means, generally, (i) any material breach by the executive of the employment agreement or any other agreement with us (which is not cured within 45 days following written notice from us); (ii) any act or omission by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including, without limitation, the commission of any crime involving moral turpitude or any felony; or (iii) any material misconduct or material neglect of duties in connection with our business or affairs.

“Good reason” generally means, without the executive’s written consent (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer has the title of or serves as a senior executive; (ii) a material reduction in the executive’s annual base salary; or (iii) our requiring that the executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s then principal place of business, except for relocation to our then principal headquarters location or for required travel on our business, including regular travel to and from our corporate headquarters and its other locations; which, with respect to subsections (i) through (iii) above, we do not remedy within 45 days of receipt of written notice of such event delivered by the executive to us; provided, that the executive may only exercise his right to terminate employment for good reason within the 90-day period immediately following the occurrence of any of the events described in subsections (i) through (iii) above.

Severance Agreement and Change in Control Agreement for Richard O’Connell

Mr. O’Connell has a severance agreement with the Company dated April 30, 2009. Under this agreement, if Mr. O’Connell’s employment is terminated without cause or for good reason he is entitled to receive a separation allowance equal to 1.5 times base salary payable over an 18-month severance period, as well as continued participation, including any required employee contribution, in our medical and dental programs for up to 18 months.

Under this agreement, “cause” means, generally, (i) any material breach by the executive of the agreement or any other agreement to which both the executive and us are parties, (ii) any act or omission to act by the executive which may have a material and adverse effect on our business or on the executive’s ability to perform services for us, including the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct or material neglect of duties by the executive in connection with our business or affairs. “Good reason” generally means a termination based on one or more of the following events occurring without the executive’s express written consent: (a) a substantial adverse reduction in the executive’s overall responsibilities as an executive; (b) a material reduction by us in the executive’s annual base salary as in effect on the date of their agreement or as the same may be increased from time to time; or (c) our requiring that the Executive’s principal place of business be at an office located more than 35 miles from the site of the executive’s current principal place of business, except for required travel on our business.

Mr. O’Connell has a separate change in control agreement. This agreement was entered into in November 1993 in connection with our initial public offering. In the event there is a change in control and within the following 12 months Mr. O’Connell’s employment is terminated by us without cause (as defined in the agreement), he would be entitled to receive a lump sum separation allowance, subject to Section 409A, equal to one times the sum of: (i) base salary and (ii) his target annual bonus. In addition, following a change in control, Mr. O’Connell would be entitled to continue benefits under our benefit programs for up to one year after termination. Under Mr. O’Connell’s change in control agreement, “change in control” has the same meaning as it does under our 2003 Executive Stock Based Incentive Plan.

Retention Agreement for Paula Bennett

Ms. Bennett served as President of our J. Jill brand while it was owned by the Company. Her employment with the Company ended when J. Jill was sold on July 2, 2009 and she assumed a position with the buyer. In connection with the announcement of our plan to sell the J. Jill brand business, in November 2008, we entered into a retention agreement with Ms. Bennett that governed her compensation and benefits while employed by the Company during the sale process.

The terms of the retention agreement provided that, subject to her remaining in employment with the Company throughout the sale process, continuing to use her best efforts as president of the J. Jill Brand business to assist in the sale and in performing all of her other executive duties, Ms. Bennett would be entitled to a lump sum retention payment equal to the greater of $1.2 million or two times her base salary in effect upon completion of the sale. Pursuant to the agreement, Ms. Bennett’s Offer Letter, Severance Agreement and Change in Control Agreement each remained in effect until the completion of the sale and if her employment were terminated without cause, for good reason or due to death or disability prior to completion of the sale, Ms. Bennett would have been entitled to a prorated retention bonus less any amounts received under her severance or change in control agreement as appropriate. In addition, Ms. Bennett remained eligible to participate in the benefit programs of the Company, to receive equity incentive compensation and to participate in any annual cash incentive program; however, Ms. Bennett did not receive any annual cash incentive or equity awards during the retention period.

Ms. Bennett remained employed with the Company through the completion of the sale and was paid a $1.2 million retention payment shortly following the July 2, 2009 closing of the transaction. As a condition to receipt of payment, Ms. Bennett executed a full and unconditional release of all claims against the Company. Because Ms. Bennett accepted a position of employment with the buyer of the J. Jill brand business, she was not entitled to any continuation of medical or dental benefits. Upon her termination of employment, Ms. Bennett’s outstanding unvested restricted stock and her outstanding unvested stock options were forfeited. Ms. Bennett has a three year period from July 2, 2009 within which to exercise her vested stock options.

Under the retention agreement, Ms. Bennett has agreed to refrain from solicitation or hiring of our personnel for one year following termination of employment and has also agreed not to engage in a competitive business (except in connection with her continued employment and performance of duties as part of the continuing J. Jill brand business) for 6 months following her employment termination. Under her agreement, in the event of a breach of any of her restrictive covenants, the Company had the right to recover any severance payment and benefits previously paid.

Employment Agreement for Basha Cohen

Basha Cohen joined us as our Executive Vice President/Chief Merchandising Officer for the Talbots brand pursuant to an employment agreement dated December 11, 2007. Ms. Cohen’s agreement set her base annual salary at $550,000 to be reviewed annually for potential increases. Pursuant to the terms of the agreement, Ms. Cohen was entitled to participate in all benefit plans generally available to our senior executives and was provided with the level of perquisites commensurate with the executive vice president level. Pursuant to her employment agreement, Ms. Cohen also received reimbursement of relocation expenses incurred in connection with commencing employment with Talbots, including temporary living expenses.

Ms. Cohen separated from employment with Talbots on May 22, 2009. Pursuant to Ms. Cohen’s severance agreement, she received a separation allowance equal to 1.5 times her base salary, and continued participation in certain of our health and welfare benefit programs for up to 18 months, including any required employee contribution. In connection with her separation from employment, the Company also agreed to provide Ms. Cohen with an allowance of up to $25,000 for relocation to her previous out-of-state residence and $10,100 in housing rental reimbursements. As a condition to receipt of her severance payments and benefits, Ms. Cohen executed a full and unconditional release of all claims against the Company.

Upon her termination of employment, Ms. Cohen’s outstanding unvested restricted stock and her outstanding unvested stock options were forfeited. Ms. Cohen has a three year period from her termination date within which to exercise her vested stock options.

Ms. Cohen agreed to refrain from the solicitation or hiring of our personnel for one year following termination of employment and not to engage in a competitive business for 18 months following any employment termination subject to the Company’s compliance with its severance payment obligations. Under the agreement, in the event of a breach of any of her restrictive covenants, the Company has the right to terminate any severance payment and benefits and will have the right to recover any severance payment and benefits previously paid.

Treatment of Equity Upon Termination of Employment

Except as may otherwise be determined by the Compensation Committee, pursuant to the terms of our equity plan and our named executive officers’ respective agreements with the Company, (i) any unvested stock options held by our named executive officers would be forfeited upon a termination of employment, and the executive would have a specified period of time following such termination to exercise any options which were vested upon termination of employment, and (ii) any unvested restricted stock held by a named executive officer upon any termination of employment would be subject to the Company’s repurchase option, which means the unvested shares would generally be forfeited. All unvested restricted stock and stock options automatically vest in full upon any “change in control” as defined in our 2003 Executive Stock Based Incentive Plan. Any special vesting provisions with respect to outstanding equity awards held by our named executive officers which differ from these general vesting provisions are described above in this “Potential Payments Upon Termination or CIC” narrative.

BPW Merger

As described above under “Corporate Governance,” effective April 7, 2010, in connection with the BPW Merger, we are no longer a “controlled company” due to the repurchase of AEON (U.S.A.)’s majority stake hold in the Company. This transaction did not trigger a “change in control” event as defined in our equity plans or as defined in any of our executives’ agreements with the Company.

Estimated Severance and Certain Other Post-Employment Payments and Benefits

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs who is currently serving as our executive officer in the event of employment termination, in each case assuming a hypothetical employment separation date of January 30, 2010 (the last day of our 2009 fiscal year). For this table, the market price of our Common Stock is assumed to be $11.26, which was the NYSE closing price on January 29, 2010, the last trading day prior to the end of our 2009 fiscal year. Certain other assumptions made for purposes of presenting this information are explained below. With regard to Paula Bennett and Basha Cohen, the information in the following table provides the payments and benefits to which these former executives were actually entitled in connection with their separation from employment with the Company on July 2, 2009 and May 22, 2009 respectively.

		(A)	(B)	(C)	(D)	(E)	(F)	(G)
								Termination
								Without
								Cause or
								For Good
								Reason
							Change in	Within
						Termination	Control	1 Year
						Without	Event	Following a
						Cause or	Without	Change in
		Voluntary	Voluntary			For Good	Employment	Control
		Resignation	Retirement	Disability	Death	Reason	Termination	Event(1)

Trudy F. Sullivan	Salary(2)	—	—	—	—	2,000,000	—	2,000,000
	MIP(2)	—	—	—	—	2,400,000	—	2,400,000
	Equity Acceleration(3)	—	—	1,970,500	1,970,500	3,703,166	4,328,095	4,328,095
	Incremental Non-Qualified Pension(4)	—	—	6,820	—	41,845	—	41,845
	Incremental Medical, Dental, etc.(5)	—	—	—	—	73,183	—	73,183
	Auto Benefit(6)	—	—	—	—	—	—	—
	Tax Gross-Up	—	—	—	—	—	—	—
	TOTAL	—	—	1,977,320	1,970,500	8,218,194	4,328,095	8,843,123
Michael Scarpa	Salary(2)	—	—	—	—	1,162,500	—	775,000
	MIP(2)	—	—	387,500	387,500	387,500	—	1,162,500
	Equity Acceleration(3)	—	—	—	—	—	2,686,750	2,686,750
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	21,457	—	14,305
	Housing	—	—	120,000	120,000	120,000	—	120,000
	Auto Benefit(6)	—	—	—	—	—	—	21,000
	TOTAL	—	—	507,500	507,500	1,691,457	2,686,750	4,779,555
Michael Smaldone	Salary(2)	—	—	—	—	1,087,500	—	725,000
	MIP(2)	—	—	—	—	—	—	652,500
	Equity Acceleration(3)	—	—	—	—	—	1,365,175	1,365,175
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	13,465	—	8,977
	Auto Benefit(6)	—	—	—	—	—	—	21,400
	TOTAL	—	—	—	—	1,100,965	1,365,175	2,773,052
John Fiske, III	Salary(2)	—	—	—	—	795,000	—	530,000
	MIP(2)	—	—	—	—	—	—	397,500
	Equity Acceleration(3)	—	—	—	—	182,975	3,047,580	3,047,580
	Incremental Non-Qualified Pension(4)	3,064	—	3,064	—	3,064	—	3,064
	Incremental Medical, Dental, etc.(5)	—	—	—	—	13,683	—	9,122
	Auto Benefit(6)	—	—	—	—	—	—	19,850
	TOTAL	3,064	—	3,064	—	994,722	3,047,580	4,007,116

		(A)	(B)	(C)	(D)	(E)	(F)	(G)
								Termination
								Without
								Cause or
								For Good
								Reason
							Change in	Within
						Termination	Control	1 Year
						Without	Event	Following a
						Cause or	Without	Change in
		Voluntary	Voluntary			For Good	Employment	Control
		Resignation	Retirement	Disability	Death	Reason	Termination	Event(1)

Richard T. O’Connell, Jr.	Salary(2)	—	—	—	—	750,000	—	500,000
	MIP(2)	—	—	—	—	—	—	375,000
	Equity Acceleration(3)	—	—	—	—	228,578	2,240,965	2,240,965
	Incremental Non-Qualified Pension(4)	—	396,393	396,393	—	396,393	—	438,440
	Incremental Medical, Dental, etc.(5)	603,567	603,567	603,567	301,784	603,567	—	612,109
	Auto Benefit(6)	—	—	—	—	—	—	19,850
	TOTAL	603,567	999,960	999,960	301,784	1,978,538	2,240,965	4,186,364
Paula Bennett	Salary(2)	—	—	—	—	—	—	—
	MIP(2)	—	—	—	—	—	—	—
	Retention Bonus					1,200,000
	Equity Acceleration(3)	—	—	—	—	—	—	—
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Incremental Medical, Dental, etc.(5)	—	—	—	—	—	—	—
	Auto Benefit(6)	—	—	—	—	—	—	—
	TOTAL	—	—	—	—	1,200,000	—	—
Basha Cohen	Salary(2)	—		—	—	840,315	—	—
	MIP(2)	—	—	—	—	—	—	—
	Equity Acceleration(3)	—	—	—	—	—	—	—
	Incremental Non-Qualified Pension(4)	—	—	—	—	—	—	—
	Medical, Dental, etc.(5)	—	—	—	—	18,810	—	—
	Auto Benefit(6)	—	—	—	—	—	—	—
	Temporary Housing & Relocation	—	—	—	—	32,763	—	—
	Tax Gross-up	—	—	—	—	8,332	—	—
	TOTAL	—	—	—	—	900,220	—	—

(1)	Under the terms of her employment agreement, Ms. Sullivan would receive the benefits represented in column (G) if the termination event occurred within two years following a Change in Control Event.

As discussed above, if the employment of Mr. Scarpa, Mr. Smaldone, Mr. Fiske or Mr. O’Connell were terminated by us without cause, or in the case of Mr. Scarpa, by him with good reason, on January 30, 2010 within one year following a Change in Control Event, each executive would be entitled to the benefits under his Change in Control Agreement. The amounts shown under column (G) represent the benefit that each of these executives would receive under his Change in Control Agreement. If the termination without cause or, for Mr. Scarpa for good reason, following a Change in Control Event occurs while each executive is still a party to his Severance Agreement as currently in effect, then under the terms of the Severance Agreement, each executive would alternatively be entitled to the more favorable amount, if any, provided under the Severance Agreement as compared to the amounts provided under his Change in Control Agreement.

(2)	Each NEO’s annual salary earned through fiscal 2009 year end is reported in the Summary Compensation Table and is not included in the above table. The salary amount for Ms. Cohen represents her entitlement to severance under her severance agreement equal to one and a half times her annual salary as in effect prior to her termination of employment as well as her accrued but unused vacation.

Mr. Scarpa was entitled to a guaranteed bonus for fiscal 2009 per the terms of his employment agreement. Mr. Scarpa was entitled to this bonus so long as his employment was not terminated by us for cause or by him without good reason prior to the date that fiscal year 2009 bonuses were paid to senior officers.

(3)	The amount for “Equity Acceleration” represents the total-in-the-money value of unvested stock options plus the market value of unvested restricted stock awards, including PARS, held by each NEO. Any unvested options or restricted stock held by our NEOs would have become vested on an accelerated basis on January 30, 2010 as a result of a CIC as of that date (this value would vest upon a CIC even if the executive’s employment is not terminated) and, in the case of Ms. Sullivan, upon certain termination events specified in her employment agreement.

(4)	The present value of the accumulated pension benefits under our non-qualified defined benefit pension plan for each of the NEOs can be found in column (D) of the “Pension Benefits for Fiscal 2009” table above. The amounts shown here represent the incremental value associated with the executive’s commencement of payout of his or her accrued pension benefit as a result of termination of employment prior to normal or early retirement age, as applicable, taking into account benefit reductions in accordance with the terms of our defined benefit pension plans. As described above, benefit accrual under our defined benefit pension plans was frozen in 2009, and as such, no additional years of service credit for benefit accrual purposes are factored into any amounts reported in this row, even where a NEO might otherwise have been entitled to such additional service credit pursuant to an agreement with the Company.

Under Ms. Sullivan’s employment agreement, a termination without cause or for good reason before or within two years following a Change in Control Event, or due to death or disability would trigger the vesting of her accrued pension benefits. Pursuant to the June 2009 amendment to her employment agreement, in return for the replacement benefit to which she was entitled due to the elimination of the SERP, Ms. Sullivan waived any future rights to benefit accrual under any defined benefit pension; however, she still holds an accrued benefit under the plan representing benefit accrual until the February 2009 freeze of the plans. The value of any incremental benefit associated with the accelerated vesting of this accrued benefit is reflected in columns (C), (E) and (G) (no incremental benefit arises with respect to death due to the fact that any accrued benefit is payable as a 50% joint and survivor benefit to the beneficiary).

As described under “Potential Payments Upon Termination or CIC” above, under their Change in Control Agreements, Mr. Smaldone, Mr. Fiske and Mr. O’Connell would each be entitled to continued participation for one year following a qualifying termination in any benefit programs which they participated in prior to termination. As such, each would have been entitled to an additional year of benefit accrual under our non-qualified supplemental executive retirement plan; however, due to the freeze on benefit accrual under our defined benefit pension plans, no additional year of benefit accrual is reflected in column (G) for these NEOs.

No values are reflected for Mr. Scarpa because he is not an eligible participant in our defined benefit pension plans. No values are reflected for Mr. Smaldone because he is not vested in his benefits under our defined benefit pension plans and would not be vested even taking into account an additional year of vesting service to which he might otherwise be entitled under his Change in Control Agreement.

(5)	As discussed above under “Potential Payments Upon Termination or CIC,” each of our NEOs is entitled to continuation of certain welfare and other benefits for a specified period of time following certain termination events pursuant to his or her severance arrangements with the Company.

Mr. O’Connell (along with two other former executives) participates in our separate executive medical plan. Mr. O’Connell currently satisfies the eligibility conditions for retiree medical and dental coverage under this separate executive medical plan and would continue to be covered under the separate executive medical plan upon any separation from employment with the Company. However, because Mr. O’Connell is the only current employee who is a participant in this separate executive medical plan, we have provided the present value of Mr. O’Connell’s benefits under the plan as of January 30, 2010. The value provided under column (G) for Mr. O’Connell also reflects the value attributable to continuation of life insurance and long-term disability coverage for twelve months following termination of employment pursuant to the terms of his Change in Control Agreement.

Ms. Cohen is entitled to continuation of her medical and dental coverage under her severance agreement until the earlier of 18 months following her employment termination or the date she becomes eligible for benefits from a subsequent employer. Ms. Bennett did not receive any continuation of benefits because she accepted employment with the buyer of the J. Jill brand business.

(6)	The amount in “Auto Benefit” represents continued auto benefits for one year following employment termination in accordance with the executive’s Change in Control Agreement.

The timing of the payment of some compensation and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to any of the NEOs upon employment termination may be delayed for six months after termination.

The amounts in the “Estimated Severance and Certain Other Post-Employment Payments and Benefits” table do not include retirement amounts which a NEO may be entitled to receive under our Retirement Plan or Supplemental Executive Retirement Plan. Those retirement amounts are provided above in the “Pension Benefits for Fiscal 2009” section of this Proxy Statement. The amounts in the above table also do not include any amounts under our RSVP 401(k) plan. The amounts in the above table also do not include the amounts under our Supplemental Savings Plan or Deferred Compensation Plan, which are provided above in the “Non-Qualified Deferred Compensation for Fiscal 2009” section of this Proxy Statement.

The above table only provides estimates of amounts payable and the value of benefits under existing employment arrangements and plans and in the circumstances shown. The payments and benefits actually provided would be materially impacted by when any employment separation or CIC in fact occurred, the form and amount of consideration payable in any CIC, the market price of our common stock at the time of a CIC or other termination event, and many other factors. Payments and benefits are governed by the terms of our plans and contracts with the NEOs, which may be subject to interpretation and future modification.

DIRECTOR COMPENSATION

Processes, Procedures and Rationale

The Corporate Governance and Nominating Committee is responsible for reviewing and making recommendations to the Board of Directors on the compensation of our non-management directors. As part of this process, the Committee regularly reviews the structure, composition and operation of the Board and its committees and annually solicits comments from all directors concerning the Board’s performance. The Committee also considers the amount of time spent by our directors in their duties for us. The Board in consultation with the Corporate Governance and Nominating Committee then determines the form and amount of non-management directors’ compensation.

Prior to fiscal 2008, under a program adopted by the Board in May 2004, the non-management directors received an annual cash retainer and an annual award of 4,000 restricted stock units (“RSUs”), both of which could be deferred.

In February 2008, the Corporate Governance and Nominating Committee, with the assistance of Pearl Meyer & Partners, commenced a review of our director compensation program and requested that Pearl Meyer & Partners provide recommendations on proposed changes. Based on its analysis, the consultant concluded that our non-management director compensation program was not in line with marketplace trends. Pearl Meyer & Partners found that the cash retainers and equity grants under our director compensation program were each below the 25th percentile, and the total direct compensation of our non-management directors was the lowest among the comparator group. While these comparisons to market indicated that increases in Board compensation were warranted, the Board members generally agreed that given the current economic climate and our financial performance, it was not an appropriate time to make significant wholesale increases to their compensation.

Based on its discussions with our Board members and with our independent directors, Pearl Meyer & Partners recommended the following modifications to the non-management director compensation program which were subsequently approved by the Board in September 2008:

•	Effective August 1, 2008, payment of an annual retainer of $10,000 for the newly-created non-executive chairman position and an annual retainer of $10,000 for the newly-created lead director position (from $5,000 for the presiding director position).

•	A one-time option grant awarded to non-management directors in September 2008 covering 12,000 shares. These options are scheduled to vest on the last business day of fiscal 2012, with possible accelerated vesting based on achievement of certain levels of Talbots stock price performance.

•	Commencing in fiscal 2009, an annual option grant to non-management directors of 3,000 shares vesting in one-third increments over three years, in addition to the existing annual award of 4,000 RSUs.

•	Any independent director newly appointed to the Board would be awarded a one time sign-on option grant of 20,000 shares vesting in one-third increments over three years.

•	In addition, the Board determined that the mandatory share ownership guidelines applicable to all directors were to be maintained under the new compensation program.

In September 2008, as part of this overall recommendation by Pearl Meyer & Partners to address the relatively low compensation level of non-management directors, the Board contingently approved increases in the annual cash retainers for non-management directors. However, at its February 2009 meeting, the Board reviewed the cash portions of the new compensation program and determined not to implement any of the proposed increases to the annual cash retainers for service as a Board member, committee chair or committee member and concluded that it would revisit the possible increases at an appropriate time in the future.

Following the announcement of the BPW Merger in December 2009, the Corporate Governance and Nominating Committee reviewed our non-employee director compensation program, with the assistance of Pearl Meyer & Partners, taking into account that the Board would be recruiting new Board members in connection with the BPW Merger and would be overseeing a Company that was no longer majority-owned, subject to completion of the transaction. Pearl Meyer & Partners provided an updated analysis of marketplace data, including a comparison of our director compensation program as compared to the director compensation programs of the fourteen peer companies included in the comparator group used in determining compensation for our executives (for a list of these companies, see above under “Fiscal 2009 Benchmarking” in the Compensation Discussion and Analysis). Based on this analysis, the following modifications to the non-management director compensation program were recommended to the Board, which would bring the average total direct compensation of our non-management directors to approximately the 44th percentile of the comparator group:

•	An annual cash retainer payable to each non-employee director of $50,000 (from $28,000);

•	An annual cash retainer payable to the chairperson of the Audit Committee of $20,000 (from $5,000);

•	An annual cash retainer payable to each of the chairpersons of the Compensation Committee and the Corporate Governance and Nominating Committee of $15,000 (from $5,000);

•	An annual cash retainer payable to each committee member of $10,000 (previously, non-employee directors were not paid for membership on a committee other than for service as chairperson);

•	An annual stock award of RSUs with a fixed value of $50,000 (previously, non-employee directors received an annual grant of 4,000 RSUs); and

•	An annual award of stock options with a fixed value of $50,000 (previously, non-employee directors received an annual grant of 3,000 options).

These proposed modifications were approved by the Board in April 2010 following the closing of the BPW Merger. The Board also determined that under the newly adopted director compensation program, annual equity awards would be granted each year on the second business day following the filing of the Company’s Annual Report on Form 10-K.

Compensation Paid to Board Members in Fiscal 2009

As described above, our non-management directors receive a combination of cash and equity compensation. Ms. Sullivan, our President and Chief Executive Officer, is currently the only management director on the Board and does not receive any separate compensation for her services as a director.

Cash Compensation

For fiscal 2009, non-management directors received an annual cash retainer of $28,000 plus expenses, and the chairperson of each of our Audit, Compensation, and Corporate Governance and Nominating Committees received an additional annual retainer of $5,000. Under the fiscal 2009 program, the positions of non-executive Chairman and Lead Director were each eligible to receive an additional annual retainer of $10,000. Although Mr. Pfeiffer has served as our Chairman since July 2009 and also served as our Lead Director during fiscal 2009, he only accepted payment of $10,000 for these additional Board responsibilities during fiscal 2009. The cash compensation payable to our non-employee directors for fiscal 2010 is described above under “Processes, Procedures and Rationale.”

Equity Awards

We maintain a shareholder-approved equity plan for our non-management directors. From 2004 through 2008, non-management directors received an award of 4,000 RSUs on or about June 1st of each year. As described above, under the non-management director compensation program adopted in 2008, it was determined that in addition to the annual RSU award, each non-management director would also receive an annual grant of an option to purchase 3,000 shares of Common Stock. On April 1, 2009, each non-employee director received a grant of 4,000 RSUs and 3,000 stock options.

The RSUs awarded to our non-management directors generally vest one year from the grant date. Holders of RSUs are entitled to dividends equivalent to Common Stock dividends, when and if declared, but do not have voting rights until the RSUs are vested. The annual option grants vest in annual one-third increments on the anniversary of the grant date with a ten year expiration period.

Upon a director’s retirement, death, or cessation of Board service for reason other than removal for cause or a director’s unilateral decision to resign, any unvested portion of options granted under the new director compensation program (other than sign-on option grants) continue to vest. The exercise period for any vested options and any options which become vested following termination of Board service is (i) three years following the effective date of cessation of Board service or (ii) ninety days following the vesting date of those particular options which may vest following cessation of Board service, whichever period is greater (but in no event may these options be exercised beyond the ten year expiration period).

Personal Benefits

Non-employee directors are reimbursed for travel expenses incurred in attending meetings. Non-employee directors are also entitled to the forty percent clothing discount to which all employees are entitled.

Share Ownership Requirement

All non-management directors are subject to a minimum share ownership requirement. Each non-management director is required to own beneficially a minimum of 5,000 shares of Common Stock and/or RSUs (together these are referred to as “owned shares”) over a three year period from the date of first joining the Board. Until a director holds 5,000 owned shares, 2,000 RSUs are mandatorily deferred in the first two years of Board service and 1,000 RSUs in the third year of Board service and until the director terminates service as a Board member.

Deferred Compensation Program for Non-Management Directors

Non-management directors may voluntarily defer all or a portion of their RSUs or cash retainers under the Directors Deferred Compensation Plan. As described above, non-employee directors are also subject to certain mandatory deferral requirements until meeting the minimum share ownership requirement. No earnings under the Directors Deferred Compensation Plan are above market.

DIRECTOR SUMMARY COMPENSATION TABLE FOR FISCAL 2009

The table below summarizes the compensation paid by us to non-employee directors for fiscal 2009.

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
					Change in
					Pension Value
	Fees				and Nonqualifed
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

John W. Gleeson	33,000	14,840	7,890	0	0	0	55,730
Tsutomu Kajita	35,500	14,840	7,890	0	0	0	58,230
Motoya Okada	28,000	14,840	7,890	0	0	0	50,730
Gary M. Pfeiffer	43,000	14,840	7,890	0	0	0	65,730
Yoshihiro Sano	28,000	14,840	7,890	0	0	0	50,730
Susan M. Swain	33,000	14,840	7,890	0	0	0	55,730
Isao Tsuruta	28,000	14,840	7,890	0	0	0	50,730

Name (Column (A))

Ms. Sullivan, our President and Chief Executive Officer, received no separate compensation for her service as director and is not included in this table. The compensation received by Ms. Sullivan for service as our President and CEO is shown in the Summary Compensation Table above. Effective as of the closing of the merger between Talbots and BPW, which occurred on April 7, 2010, Messrs. Kajita, Okada, Sano and Tsuruta resigned as members of the Board of Directors.

Fees Earned or Paid in Cash (Column (B))

The amounts in this column reflect the compensation earned by the directors during fiscal 2009.

Stock Awards (Column (C))

Amounts shown reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for the RSU award granted to each of our non-management directors in fiscal 2009. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of our Common Stock on the date of grant. Additional information concerning our accounting for RSUs is included in Note 7 to our 2009 Form 10-K. Dividends are taken into account in arriving at the fair value of RSUs and, therefore, any dividend equivalents paid on RSUs would not be separately disclosed under column (G) as “All Other Compensation.” No dividend equivalents were paid in 2009. Since these amounts reflect our accounting expense, they do not correspond to the actual value that will be recognized by the non-management directors.

As of January 30, 2010, each individual had 4,000 unvested RSUs outstanding.

Option Awards (Column (D))

Amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option award granted to each of our non-management directors in fiscal 2009. Amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to option grants, refer to Note 7 to our 2009 Form 10-K. Since these amounts reflect our accounting expense, they do not correspond to the actual value that will be recognized by the non-management directors.

As of January 30, 2010, the following individuals had the following options outstanding: Mr. Gleeson, 35,000; Mr. Kajita, 15,000; Mr. Okada, 47,000; Mr. Pfeiffer, 35,000; Mr. Sano, 15,000; Ms. Swain, 65,000; and Mr. Tsuruta, 47,000.

Report of the Audit Committee*

General Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight of:

•	our financial reporting process and the integrity of our financial statements and financial reporting;

•	our internal control environment, systems, and performance;

•	the qualifications, independence, and performance of our independent registered public accounting firm; and

•	the performance of our internal audit staff.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm performs an annual independent audit of the financial statements.

The Audit Committee reviews with our independent registered public accounting firm the results of its audit and of its interim quarterly reviews and the overall quality of our accounting policies. Our independent registered public accounting firm assists management, as necessary, in updating the Audit Committee concerning new accounting developments and their potential impact on our financial reporting. The Audit Committee also meets regularly with our independent registered public accounting firm without management present. The Audit Committee reviews and discusses with management our annual audited financial statements and quarterly financial statements, including our disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Audit Committee also meets with our management, without our independent registered public accounting firm present, to discuss management’s evaluation of the performance of the independent registered public accounting firm.

The Audit Committee also meets regularly with our internal audit staff to discuss our internal audit process and the results of ongoing or recently completed internal audits.

With respect to fiscal 2009, the Audit Committee:

•	reviewed and discussed our audited financial statements with Deloitte & Touche LLP and with management;

•	discussed with Deloitte & Touche LLP the scope of its services, including its audit plan;

•	reviewed our internal control processes and procedures;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, as amended;

•	reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Deloitte & Touche LLP their independence from us and our management; and

•	approved the audit and non-audit services provided by Deloitte & Touche LLP during fiscal 2009.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2009. The Audit Committee also evaluated and reappointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010.

* This Report of the Audit Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of our 2009 Annual Report on Form 10-K a report by management on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. Deloitte & Touche LLP has issued an audit report relative to internal control over financial reporting. During the course of fiscal 2009, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with Deloitte & Touche LLP. Management’s assessment report and the report of our independent registered public accounting firm are included as part of the 2009 Annual Report on Form 10-K.

Audit Committee
of the Board of Directors

John W. Gleeson (Chairperson)
Gary M. Pfeiffer
Susan M. Swain

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners.  The following table sets forth certain information as to beneficial ownership of each person known to us to own beneficially more than 5% of our outstanding Common Stock as of April 1, 2010. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated. See the information provided in “Subsequent Events” below for additional information regarding the below table.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class

AEON (U.S.A.), Inc.(1)	29,921,829	(1)	53.3%
450 7th Ave., 42nd Floor New York, NY 10123
Columbia Wanger Asset Management, L.P.(2)	5,855,650	(2)	10.4%
227 West Monroe Street Suite 3000 Chicago, IL 60606
Wellington Management Company, LLP(3)	4,134,430	(3)	7.4%
75 State Street Boston, Massachusetts 02019
FMR LLC(4)	3,978,306	(4)	7.1%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	AEON (U.S.A.), Inc. is a wholly-owned subsidiary of AEON Co., Ltd., a Japanese retail company. As such, AEON Co., Ltd. may be deemed the indirect beneficial owner of the shares of Common Stock of The Talbots, Inc. that are owned by AEON (U.S.A.), Inc. This information is based on a Schedule 13G/A filed on February 12, 2010 by AEON (U.S.A), Inc. On April 7, 2010, in connection with the BPW Merger, the shares of Talbots Common Stock reported above were sold by AEON (U.S.A.), Inc. to Talbots in exchange for an aggregate of one million warrants to purchase Company Common Stock.

(2)	Schedule 13G filed on February 10, 2010 by Columbia Wanger Asset Management, L.P (“CWAM”) reporting the nature of CWAM’s beneficial ownership as follows: sole voting power with respect to 5,353,300 shares; sole dispositive power with respect to 5,855,650 shares; no shared voting or dispositive power with respect to any of the shares shown. As reported in the Schedule 13G, the shares held by CWAM include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by CWAM.

(3)	Schedule 13G filed on February 12, 2010 by Wellington Management Company, LLP (“Wellington Management”) reporting the nature of Wellington Management’s beneficial ownership as follows: shared dispositive power with respect to 4,134,430 shares; shared voting power with respect to 2,370,040 shares; no sole voting or dispositive power with respect to any of the shares shown.

(4)	Schedule 13G filed on February 16, 2010 by FMR LLC (“FMR”) reporting the nature of FMR’s beneficial ownership as follows: sole dispositive power with respect to 3,978,306 shares, and no shared or sole voting power with respect to any of the shares shown.

Subsequent Events.  In connection with the BPW Merger, shares of Talbots Common Stock were issued to holders of BPW common stock and warrants and, as indicated in footnote (1) above, AEON (U.S.A.)’s shares of Talbots Common Stock were repurchased by Talbots in exchange for one million warrants to purchase Talbots Common Stock. As a result of this repurchase, AEON (U.S.A.) will have no right to vote its prior majority ownership at the 2010 Annual Meeting.

As a result of the BPW Merger and related transactions, a significant shift in the beneficial ownership of Talbots Common Stock occurred on and following April 7, 2010, thereby impacting the ownership percentages reported in the above table. On April 16, 2010, a Schedule 13D was filed by (i) Perella Weinberg Partners Acquisition LP, a Delaware limited partnership (“PWPA”), with respect to shares of Talbots Common Stock directly held by it and its wholly owned subsidiary BNYH BPW Holdings LLC, a Delaware limited liability company (“BNYH”); (ii) PWP Acquisition GP LLC, a Delaware limited liability company (“PWP GP”), which serves as the general partner of PWPA, with respect to shares of Talbots Common Stock owned by PWPA and BNYH;

(iii) Perella Weinberg Partners Group LP, a Delaware limited partnership (“PWP Group”), which controls PWP GP and has voting and dispositive authority over the shares of Talbots Common Stock owned by PWPA and BNYH; (iv) Joseph R. Perella, a United States citizen, who is the Chairman and Chief Executive Officer of PWP Group, with respect to shares of Talbots Common Stock owned by PWPA and BNYH; and (v) BNYH, with respect to shares of Talbots Common Stock owned by it. The Schedule 13G reports that PWPA, PWP GP, PWP Group and Joseph R. Perella share voting and dispositive power with respect to an aggregate of 5,500,309 shares of Talbots Common Stock, representing approximately 8.1% of the outstanding shares of Talbots Common Stock, and that BNYH has shared voting and dispositive power with respect to 2,750,154 shares of Talbots Common Stock, representing approximately 4.1% of the outstanding shares of Talbots Common Stock.

On April 19, 2010, a Schedule 13G was filed by (i) S.A.C. Capital Advisors, L.P. (“SAC Capital Advisors LP”) with respect to shares of Talbots Common Stock beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”); (ii) S.A.C. Capital Advisors, Inc. (“SAC Capital Advisors Inc.”) with respect to shares of Talbots Common Stock beneficially owned by SAC Capital Advisors LP and SAC Capital Associates; (iii) SAC Capital Associates with respect to shares of Talbots Common Stock beneficially owned by it; (iv) CR Intrinsic Investors, LLC (“CR Intrinsic Investors”) with respect to shares of Talbots Common Stock beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”); and (v) Steven A. Cohen with respect to shares of Talbots Common Stock beneficially owned by SAC Capital Advisors LP, SAC Capital Advisors Inc., SAC Capital Associates, CR Intrinsic Investors and CR Intrinsic Investments. The Schedule 13G reports that SAC Capital Advisors LP, SAC Capital Advisors Inc., SAC Capital Associates have shared voting and dispositive power with respect to 6,294,268 shares of Talbots Common Stock, representing approximately 9.3% of the outstanding shares of Talbots Common Stock, that CR Intrinsic Investors has shared voting and dispositive power with respect to 135,963 shares of Talbots Common Stock, representing approximately 0.2% of the outstanding shares of Talbots Common Stock, and that Steven A. Cohen has shared voting and dispositive power with respect to 6,430,231 shares of Talbots Common Stock, representing approximately 9.5% of the outstanding shares of Talbots Common Stock.

Stock Ownership of Directors and Executive Officers.  The following table sets forth the beneficial ownership of our Common Stock as of April 1, 2010 by each director and our nominees, each of the individuals named in the Summary Compensation Table, and all executive officers, directors, and our nominees as a group. All persons listed below have sole voting and investment power with respect to such shares, except as indicated. As of April 1, 2010, no director, nominee, NEO, or other executive officer beneficially owned more than one percent of the total outstanding Common Stock except for the following persons who own the percentage of outstanding Common Stock indicated (which included unvested PARS and restricted stock, as well as restricted stock units that have vested or are scheduled to vest within 60 days, and options currently exercisable or exercisable within 60 days): all directors, nominees, and executive officers as a group, 5.32%, Ms. Sullivan, 1.38% and Mr. O’Connell, 1.02% (all as determined prior to the April 7, 2010 completion of the BPW Merger).

	Number of		Number of
Name of Beneficial Owner	Shares (1)(2)	Name of Beneficial Owner	Shares (1)(2)

J.W. Gleeson	50,000	T.F. Sullivan	779,757
T. Kajita	22,000	M. Scarpa	308,841
M. Okada	101,000	M. Smaldone	182,179
G.M. Pfeiffer	45,000	J. Fiske	337,336
Y. Sano	17,300	R.T. O’Connell	646,525
S.M. Swain	75,000	P. Bennett	0
I. Tsuruta	61,000	B. Cohen	11,838
M.L. Bowen	0	All current executive officers, directors,
A.H. Madsen	0	and nominees as a group (16 persons)	3,044,405

(1)	The listed shares include shares subject to stock options that are exercisable currently or will be exercisable within 60 days of April 1, 2010, as follows: Mr. Gleeson, 21,000; Mr. Kajita, 1,000; Mr. Okada, 33,000; Mr. Pfeiffer, 21,000; Mr. Sano, 1,000; Ms. Swain, 51,000; Mr. Tsuruta, 33,000; Ms. Bowen, 0; Mr. Madsen, 0;

Ms. Sullivan, 329,765; Mr. Scarpa, 68,750; Mr. Smaldone, 53,750; Mr. Fiske, 80,199; Mr. O’Connell, 337,199; Ms. Bennett, 0; Ms. Cohen, 5,000; and all current executive officers, nominees, and directors as a group, 1,132,195.

(2)	Messrs. Okada and Kajita are directors and officers of AEON and/or AEON (U.S.A.). Mr. Tsuruta is an officer of AEON (U.S.A.), and Mr. Sano is an employee of AEON. These directors voluntarily resigned from the Board in connection with the BPW Merger as described above under “Corporate Governance.” Each of these former directors of the Company disclaimed beneficial ownership of our Common Stock owned by AEON (U.S.A.) and such shares are not included in their individual share ownership.

Our executive officers may hold Talbots shares in margin accounts at brokerage firms, which means that these shares could be pledged to secure margin obligations under the account. As of April 1, 2010, none of our executive officers, directors or nominees had any outstanding margin obligations under any such accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of our Common Stock to file reports regarding ownership of our Common Stock with the SEC, and to furnish us with copies of all such filings. Based on a review of these filings, we believe that all filings were timely made in fiscal 2009.

ITEM 2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform an integrated audit of Talbots for the 2010 fiscal year. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

The fees paid or payable for services rendered by Deloitte & Touche LLP and its affiliates (collectively “Deloitte & Touche”) for fiscal 2009 and 2008 are as follows:

	2009	2008

Audit fees(1)	$2,447,000	$3,540,000
Audit-Related fees(2)	$1,027,500	$206,000
Tax fees(3)	$171,185	$183,000
All other fees	$0	$0
Total fees	$3,645,685	$3,929,000

(1) “Audit fees” consist of fees for professional services performed for the audit of our annual financial statements and the audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of quarterly financial statements, and services that are normally provided by Deloitte & Touche in connection with certain statutory or regulatory filings or engagements. In 2009 and 2008, audit fees also include fees for services related to J. Jill, which we acquired on May 3, 2006 and subsequently sold on July 2, 2008, and related regulatory filings.

(2) “Audit-related fees” consist of fees for employee benefit plan audits, our bank audit and also included fees for due diligence services and regulatory filings related to the BPW Merger.

(3) “Tax fees” consist of fees for tax planning, compliance and advisory services.

The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services to be performed by Deloitte & Touche, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee. During fiscal 2009, each new engagement of Deloitte & Touche was approved in advance by the Audit Committee.

Ratification of the appointment of the independent registered public accounting firm for fiscal 2010 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions would have the same effect as a vote against ratification. Our Board of Directors recommends that shareholders vote for the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for fiscal 2010. Although ratification is not required by our by-laws or otherwise, we are submitting the selection of Deloitte & Touche to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of the Company’s independent registered public accounting firm but is not bound by the shareholders vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time if it determines that a change would be in the best interests of the Company and our shareholders.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Any proposal of a shareholder intended to be presented at our 2011 Annual Meeting of Shareholders must be received by our Secretary, for inclusion in our proxy statement, notice of meeting and proxy relating to the 2011 Annual Meeting, no later than December 27, 2010.

Our by-laws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any annual meeting of shareholders, or to bring business before an annual meeting of our shareholders. The by-laws provide that only persons who are nominated by or at the direction of the Board, or by a shareholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible to be considered for election as our directors at the annual meeting. The by-laws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to our Secretary of such shareholder’s intention to bring such business before the meeting. Under the by-laws, for any such shareholder notice to be timely, such notice must be received by us in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the by-laws, a shareholder’s notice must also contain certain information specified in the by-laws.

Shareholders, upon written request to our Investor Relations Department, One Talbots Drive, Hingham, Massachusetts 02043, may receive, without charge, a copy of our Annual Report on Form 10-K, including the financial statements, any financial statement schedules and list of exhibits, required to be filed with the SEC for the 2009 fiscal year. Our Annual Report on Form 10-K is also available without charge through our website, www.thetalbotsinc.com/ir/ir.asp.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

002CS1A908

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2010.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/TLB

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR the following proposal.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Marjorie L. Bowen	☐	☐	02 - John W. Gleeson	☐	☐	03 - Andrew H. Madsen	☐	☐
	04 - Gary M. Pfeiffer	☐	☐	05 - Trudy F. Sullivan	☐	☐	06 - Susan M. Swain	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE TALBOTS, INC.

ANNUAL MEETING OF SHAREHOLDERS
May 20, 2010
This Proxy is Solicited on Behalf of the Board of Directors of The Talbots, Inc.
The undersigned hereby appoints Michael Scarpa and Richard T. O’Connell, Jr., and each or either of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of The Talbots, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Hingham Town Hall, 210 Central Street, Hingham, Massachusetts on May 20, 2010, at 9:00 a.m., and at any adjournment or postponement of such meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE VOTE PROMPTLY.
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE